UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

JUBILANT FLAME INTERNATIONAL LTD

(Exact name of Registrant as specified in its charter)

Nevada	N/A	27-2775885
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5047 – Wholesale Medical Dental & Hospital Equipment and Supplies	0001517389
(Standard Industrial Classification)	(Central Index Key)

3150 Wilshire Blvd Suite 2215,

Los Angeles, CA 90010

(Address of principal executive offices, including zip code)

+6132523673
(Registrant's telephone number, including area code)

2293 Hong Qiao Rd., Shanghai, China 200336
(Former name or former address, if changed since last report)

Approximate Date of Commencement of Proposed Sale to Public: As soon as practical after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462 (b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller Reporting Company	☒
(Do not check if a smaller reporting company)

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock offered by the Company to Premier Venture	2,321,429	$1.70	$3,946,429.30
Common Stock held by current shareholders	1,878,571	$1.70	$3,193,570.70
TOTAL	4,200,000	$1.70	$7,140,000	$719.00

____________

(1)

We are registering 2,321,429 shares of our common stock that we may put to Premier Venture Partners, LLC (" Premier Venture ") pursuant to that certain equity purchase agreement (the " Equity Purchase Agreement ") whichwas entered into on June 18, 2015. In the event of stock splits, stock dividends or similar transactions involving the common stock,the number of common shares registered shall, unless otherwise expressly provided, automatically be deemed to cover the additionalsecurities to be offered or issued pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the " Securities Act ").In the event that the adjustment provisions of the Equity Purchase Agreement require the registrant to issue more shares than are beingregistered in this Registration Statement, for reasons other than those stated in Rule 416 of the Securities Act, the registrant will file anew registration statement to register those additional shares. We are registering an additional 1,878,571 shares of our common stock which shares are currently outstanding and held by 6 current shareholders (Including 178,571 shares currently held by Premier Ventures, and 1,700,000 shares held by 5 other shareholers) (collectively the "Selling Shareholders")

(2)	Estimated solely for the purposes of calculating the registration fee under Rule 457.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until this Registration Statement filed with the Securities and Exchange Commission (the "SEC") is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

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PROSPECTUS

JUBILANT FLAME INTERNATIONAL LTD

4,200,000 Shares of Common Stock

$1.70 PER SHARE

This prospectus relates to the sale of up to 4,200,000 shares of common stock of Jubilant Flame International LTD ("Jubilant Flame", "we", "us", "our" and "our company"), par value $0.001 per share (the "Common Stock"), of which 2,321,429 are issuable to Premier Venture pursuant to the Equity Purchase Agreement, and 1,878,571 are held by current shareholders (including 178,571 shares currently held by Premier Venture). The Equity Purchase Agreement permits us to "put" up to $5,000,000 in shares of our Common Stock to Premier over a period of up to thirty-six (36) months commencing from the effectiveness of this Registration Statement, or until the termination of the Equity Purchase Agreement in accordance with the terms and provisions thereof (the "Open Period"). We will not receive any proceeds from the resale of these shares of Common Stock. However, we will receive proceeds from the sale of securities pursuant to our exercise of the put right offered by Premier Venture. Premier Venture is deemed an underwriter for our common stock.

The selling stockholders may offer all or part of the shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. We are paying all of the registration expenses incurred in connection with the registration of the shares except for underwriting discounts, selling commissions, brokerage fees and related expenses.

Our common stock is quoted on the OTCBB under the ticker symbol JFIL. On Nov 01, 2015, the closing price of our common stock was $3.00 per share.

Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 8 to read about factors you should consider before investing in shares of our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is ______________ 2016.

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Table of Contents

Prospectus Summary	5
Risk Factors	8
Use of Proceeds	16
Determination of Offering Price	18
Dilution of the Price Per Share	18
Plan of Distribution	21
Description of Securities	24
Interest of Named Experts and Counsel	25
Information With Respect to the Registrant	26
Management's Discussion and Analysis of Financial Condition and Results of Operations	50
Plan of Operation	54
Directors and Executive Officers	55
Executive Compensation	58
Security Ownership of Certain Beneficial Owners and Management	59
Certain Relationships and Related Transactions	59
Financial Statements	F-1
Recent Sales of Unregistered Securities	62

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Prospectus Summary

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information that may be important to you. You should read the more detailed information contained in this prospectus, including but not limited to, the "Risk Factors" beginning on page 9. References to "we," "us," "our," "Jubilant Flame," or the "Company" refers to Jubilant Flame International Ltd. unless the context indicates another meaning.

Our Company

Jubilant Flame International Ltd. (the "Company") was incorporated in the State of Nevada, United States of America, on September 29, 2009 under the name Liberty Vision, Inc. The Company changed its name to Jiu Feng Investment Hong Kong Ltd on December 16, 2012. The Company changed its name to Jubilant Flame International Ltd on May 18, 2015. The Company's fiscal year end is February 28. The Company's principal executive offices are located at 3150 Wilshire Blvd Suite 2215, Los Angeles CA 90010, and our telephone number is +76132523673. We are not a blank check company, and have no intentions of entering into any business combination.

The Company does business in the Medical and the Cosmetic business sectors. In the medical sector the Company conducts Research and Development and the planned future marketing of products under license from BioMark Technologies (Asia) Limited, a limited liability company incorporated in Hong Kong under the Companies Ordinance ("BioMark"). In the cosmetics sector the Company markets cosmetic products under license from Rubyfield Holdings LTD., a company organized under the laws of Hong Kong ("Rubyfield").

Bio Medical

On September 30, 2013 the Company entered into a License Agreement with BioMark whereby the Company holds a 5 year worldwide license to sell, market, and/or distribute certain products pertaining to the health care industry (the "Bio-Medical Products"); and to conduct research and development of BioMark's cancer detection scanning technology. In the event that the research and development of BioMark's cancer detection scanning technology provides marketable technology, the Company shall have the right of first refusal to a license to market, sell and distribute such cancer detection scanning technology. The Company's president, Ms. Yan Li, is also president of, and exercises control over BioMark.

Cosmetics

On Nov 16, 2015 the Company entered into a Distribution / License Agreement with Rubyfield whereby the Company is the exclusive independent authorized Master Distributor for all of North America of certain products pertaining to the cosmetics industry (the "Cosmetics Products"). The Company's president, Ms. Yan Li, is also president of, and exercises control over Rubyfield.

During the nine months ended November 30, 2015, the Company realized a loss from continuing operations totaling $160,308 We rely upon the sale of our securities and loans from our officers and directors to fund operations. We do not expect to generate sufficient revenue to sustain operations during the next twelve months. Consequently, we will continue to depend on additional financing in order to maintain our operations and continue with our corporate activities. Based on these uncertainties, our independent auditors included additional comments in their report on our financial statements for the years ended February 28, 2015 and 2014, indicating substantial doubt about our ability to continue as a going concern.

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On June 18, 2015, we entered into the Equity Purchase Agreement with Premier Venture, a California limited liability company. Pursuant to the terms of the Equity Purchase Agreement, Premier Venture committed to purchase up to $5,000,000 of our common stock during the Open Period. From time to time during the Open Period, we may deliver a put notice (the "Put Notice") to Premier Venture which states the dollar amount that we intend to sell to Premier Venture on a date specified in the Put Notice. The maximum investment amount per notice shall not exceed the lesser of (i) 200% of the average daily trading volume of our common stock on the five trading days prior to the day the Put Notice is received by Premier Venture and (ii) 110% of any previous put amount during the maximum thirty-six (36) month period (however the amount for the preceding (ii) shall never be less than 75,000 shares). The total purchase price to be paid, in connection with each Put Notice, by shall be calculated at The Purchase Price for the Securities for each Put shall be the Put Amount multiplied by seventy percent (70%) of the lowest individual daily volume weighted average price ("VWAP") of the common stock during the five (5) consecutive trading days immediately after the applicable date of the Put Notice, less six hundred dollars ($600.00).

In consideration of the execution and delivery of the Equity Purchase Agreement by Premier Venture, we issued to Premier Venture 178,571 shares of our common stock (the "Initial Commitment Shares").

On the effective date of this Registration Statement, we shall issue to Premier additional commitment shares (the "Additional Commitment Shares") of its common stock representing 2.5% of $5,000,000 divided by the sum equal to the lowest of the daily VWAPs of the commonstock on the three trading days immediately preceding the effective date. The Additional Commitment Shares shall not constitute registerablesecurities and shall not be included in this Registration Statement in accordance with the terms of the Registration Agreement.In connection with the Equity Purchase Agreement, we also entered into a registration rights agreement (the "Registration Rights Agreement") with Premier Venture, pursuant to which we are obligated to file a registration statement with the SEC. We are obligated to use all commercially reasonable efforts to maintain an effective registration statement until termination of the Equity Purchase Agreement.

The 4,200,000 shares to be registered herein represent approximately 38.18% of our common shares issued and outstanding, assuming that the Company will sell all of the 2,321,429 shares offered for sale to Premier Venture.

At an assumed purchase price of $1.19 (representing 70% of $1.70 being the average high and low prices of our common stock as reported on the OTCBB on Oct, 2015), we will be able to receive up to $2,975,000 in gross proceeds, assuming the sale of the entire 2,321,429 shares (2,500,000 shares issuable to Premier Venture, less 178,571 shares which have previously been issued) being registered hereunder pursuant to the Equity Purchase Agreement. Accordingly, we may be required to register additional shares to obtain the balance from the $5,000,000 under the Equity Purchase Agreement.

We are currently authorized to issue 75,000,000 shares of our common stock. Premier Venture has agreed to refrain from holding an amount of shares which would result in Premier Venture owning more than 4.99% of the then-outstanding shares of our common stock at any one time.

There are substantial risks to investors as a result of the issuance of shares of our common stock under the Equity Purchase Agreement. These risks include dilution of stockholders' percentage ownership, significant decline in our stock price and our inability to draw sufficient funds when needed. Premier Venture will periodically purchase our common stock under the Equity Purchase Agreement and will, in turn, sell such shares to investors in the market at the market price. This may cause our stock price to decline, which will require us to issue increasing numbers of common shares to Premier Venture to raise the same amount of funds, as our stock price declines.

Our financial statements contain additional note disclosures describing the circumstances that led to the "going concern" disclosure by our independent auditors. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

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This Offering and any investment in our common stock involve a high degree of risk. If we are unable to generate significant revenue, we may be obliged to cease business operations due to lack of funds. We face many challenges to continue operations, including our lack of operating history, lack of revenues to date, and the losses we have incurred to date.

The Offering

Following is a brief summary of this offering:

Securities being offered by the Selling Security Holders, common stock, par value $0.001

Up to 4,200,000 shares of common stock, including:

1.      1,700,000 shares currently held by the Current Shareholders; and

2.      2,500,000 shares held in the name of Premier Venture Partners, LLC, of which 178,571 have been issued, and 2,321,429 are to be issued pursuant to the Equity Purchase Agreement.

Minimum	None.
Offering price per share by the Selling Security Holders	All shares being registered may be sold by the Selling Security Holders without our involvement.
Offering period	36 months from the effective date to this Registration Statement.
Underwriter	Premier Venture Partners, LLC is the underwriter with respect to 2,500,000 share of common stock issuable pursuant to the Equity Purchase Agreement.
Use of proceeds	All of the proceeds will be used by the Company for working capital. We have paid and will pay all expenses incidental to the registration of the shares (including registration pursuant to the securities laws of certain states) other than commissions, expenses, reimbursements and discounts of underwriters, dealers or agents, if any.
Number of shares outstanding before the offering

8,678,571 common shares currently issued and outstanding, of which 1,878,571 are being registered on behalf of the Selling Security Holders. An additional 2,321,429 shares are being registered which may be issued to Premier Venture under the terms of the Equity Purchase Agreement.

Trading Market	Our common stock trades on the OTCBB under the symbol JFIL

Summary of Financial Information

The following summary financial information for the periods stated summarizes certain information from our financial statements included elsewhere in this prospectus. You should read this information in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements and the related notes thereto included elsewhere in this prospectus.

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Balance Sheet	As of November 30, 2015 (unaudited)
Total Assets	$424,640
Total Liabilities	$686,742
Stockholders' Deficit	$(262,102)
Statement of Operations	For the nine months ended November 30, 2015 (unaudited)
Revenue	$-
Net Loss	$(182,214)
Net Loss Per Share	($0.02)

As shown in the financial statements accompanying this prospectus, the Company has earned no revenues as of November 30, 2015, and has incurred only losses since its inception. The Company has had limited operations and has been issued a "going concern" opinion from our auditors based upon the Company's reliance upon the sale of our common stock as the main source of funds for our operations.

Risk Factors

An investment in our common stock is speculative and involves a high degree of risk and uncertainty. You should carefully consider the risks described below, together with the other information contained in this document, including the financial statements and notes thereto of our Company, before deciding to invest in our common stock. If any of the following risks occur, our business, financial condition and results of operations, and the value of our common stock could be materially and adversely affected.

Risk Factors Related to the Business of the Company

We have a limited operating history and our financial results are uncertain.

We have a limited history and face many of the risks inherent to a new business. As a result of our limited operating history, it is difficult to accurately forecast our potential revenue. Our revenue and income potential is unproven and our business model is still emerging. Therefore, there can be no assurance that we will provide a return on investment in the future. An Investor in our Company must consider the challenges, risks and uncertainties frequently encountered in the establishment of new technologies, products and processes in emerging markets and evolving industries. These challenges include our ability to:

•	execute our business model;
•	create brand recognition;
•	manage growth in our operations;
•	create a customer base in a cost-effective manner;
•	retain customers;
•	access additional capital if and when required; and
•	attract and retain key personnel.

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There can be no assurance that our business model will be successful or that it will successfully address these and other challenges, risks and uncertainties.

We may need additional funding in the future, and if we are unable to raise capital on acceptable terms when needed, we may be forced to delay, reduce or eliminate our product development programs, commercial efforts, or sales efforts.

Developing products and processes, conducting clinical trials, seeking approvals for such products from regulatory authorities, establishing manufacturing capabilities and marketing developed products is costly. We may need to raise additional capital in the future in order to execute our business plan and fund the development and commercialization of our products.

We may need to finance future cash needs through public or private equity offerings, debt financings or strategic collaboration and possible licensing arrangements. To the extent that we raise additional funds by issuing equity securities, our shareholders will experience dilution. In addition, debt financing, if available, may involve restrictive covenants and may result in high interest expense. If we raise additional funds through collaboration and licensing arrangements, it may be necessary to relinquish some rights to our products, processes and technologies or our development projects or to grant licenses on terms that are not favorable to us. We cannot be certain that additional funding will be available on acceptable terms, or at all. If adequate funds are not available from the foregoing sources, we may consider additional strategic financing options, including sales of assets, or we may be required to delay, reduce the scope of, or eliminate one or more of our research or development programs or curtail some of our commercialization efforts of our operations. We may seek to access the public or private equity markets whenever conditions are favorable, even if we do not have an immediate need for additional capital.

We may fail to deliver commercially successful new products, processes, and treatments.

The development of commercially viable new products and processes, as well as the development of additional uses for existing products and processes is critical to our ability to generate sales and distribute our products. Developing new products is a costly, lengthy and uncertain process. A new product candidate can fail at any stage of the process, and one or more late-stage product candidates could fail to receive regulatory approval.

New product candidates may appear promising in development but, after significant investment, fail to reach the market or have only limited commercial success. This, for example, could be as a result of efficacy or safety concerns, inability to obtain necessary regulatory approvals, difficulty or excessive costs to manufacture, erosion of patent term as a result of a lengthy development period, infringement of patents or other intellectual property rights of others or inability to differentiate the product adequately from those with which it competes.

The commercialization of products under development may not be profitable.

In order for the commercialization of our products to be profitable, our products must be cost-effective and economical to manufacture on a commercial scale. Furthermore, if our products and processes do not achieve market acceptance, we may not be profitable. Subject to regulatory approval, we expect to incur significant development, sales, marketing and manufacturing expenses in connection with the commercialization of our new product candidates. Even if we receive additional financing, we may not be able to complete planned clinical trials and the development, manufacturing and marketing of any or all of our product candidates. Our future profitability may depend on many factors, including, but not limited to:

•	the costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights;
•	the costs of establishing sales, marketing and distribution capabilities;
•	the effect of competing technological and market developments; and
•	the terms and timing of any collaborative, licensing and other arrangements that we may establish.

Even if we receive regulatory approval for our product candidates, we may not earn significant revenues from such products. To the extent that we are not successful in commercializing our products, our revenues will suffer, we will incur significant losses and the value of your investment will be negatively affected.

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We may engage in strategic transactions that fail to enhance stockholder value.

From time to time, we may consider possible strategic transactions, including the potential acquisitions or licensing of products or technologies or acquisition of companies, and other alternatives with the goal of maximizing stockholder value. We may never complete a strategic transaction, and in the event that we do complete a strategic transaction, implementation of such transactions may impair stockholder value or otherwise adversely affect our business. Any such transaction may require us to incur non-recurring or other charges and may pose significant integration challenges and/or management and business disruptions, any of which could harm our results of operation and business prospects.

Our business is heavily regulated by governmental authorities, and failure to comply with such regulation or changes in such regulations could negatively impact our financial results.

We must comply with a broad range of regulatory controls on the testing, approval, manufacturing and marketing of our products in the United States and Canada, that affect not only the cost of product development but also the time required to reach the market and the uncertainty of successfully doing so.

Our primary target market is the medical community and cosmetics using communities of the United States and Canada. Medical products and Cosmetic products are subject to regulation by government in both the United States and Canada.

Compliance with regulatory processes may take many years, and requires the expenditure of substantial resources. In particular, proposed medical product regulations require substantial time and resources to satisfy. We may never obtain regulatory approval for some of our products. Furthermore, changes in existing laws or requirements or adoption of new laws or requirements could have a material adverse effect on the company's business, financial condition and results of operations. There can be no assurance that the company will not incur significant costs to comply with applicable laws and requirements in the future or that applicable laws and requirements will not have a material adverse effect upon the company's business, financial condition and results of operations.

We may not be able to gain or sustain market acceptance for our services and products.

Failure to establish a brand and presence in the marketplace on a timely basis could adversely affect our financial condition and results of operations. Moreover, there can be no assurance that we will successfully complete our development and introduction of new products or product enhancements or that any such products or processes will achieve acceptance in the marketplace. We may also fail to develop and deploy new products and product enhancements on a timely basis.

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The market for products and services in the pharmaceuticals industry is highly competitive, and we may not be able to compete successfully.

We intend to operate in highly competitive markets. We will likely face competition from proprietary products of large international manufacturers and producers of competing products. Most of the competitors in the industry have longer operating histories and significantly greater financial, technical, marketing and other resources than us, and may be able to respond more quickly than we can to new or changing opportunities and customer requirements. Also, many competitors have greater name recognition and more extensive customer bases that they can leverage to gain market share. Such competitors are able to undertake more extensive promotional activities, adopt more aggressive pricing policies and offer more attractive terms to purchasers than we can.

Significant product innovations, technical advances or the intensification of price competition by competitors could adversely affect our operating results. We cannot predict the timing or impact of competitive products or their potential impact on sales of our products.

If any of our major products or processes were to become subject to a problem such as unplanned loss of patent protection, unexpected side effects, regulatory proceedings, publicity affecting doctor or patient confidence or pressure from competitive products and processes, or if a new, more effective treatment should be introduced, the adverse impact on our revenues and operating results could be significant.

The cosmetics business is highly competitive, and if we are unable to compete effectively our results will suffer.

We face vigorous competition from companies throughout the world, including large multinational consumer products companies. Some of our competitors have greater resources than we do and may be able to respond more effectively to changing business and economic conditions than we can. Most of our cosmetic products compete with other widely advertised brands within each product segment. Competition in the cosmetics business is based on pricing of products, quality of products and packaging, perceived value and quality of brands, innovation, in-store presence and visibility, promotional activities, advertising, editorials, e-commerce and mobile-commerce initiatives and other activities. It is difficult for us to predict the timing and scale of our competitors' actions in these areas or whether new competitors will emerge in the cosmetics business, including competitors who offer comparable products at more attractive prices. In particular, the beauty-cream and cosmetics segment in the United States is being influenced by a high volume of new product introductions by diverse companies across several different distribution channels, including private label brands and cheaper brands that have increased pricing pressure. In addition, further technological breakthroughs, new product offerings by competitors, and the strength and success of our competitors' marketing programs may impede our growth and the implementation of our business strategy. Our ability to compete also depends on the future strength of our products, the success of our branding, innovation and execution strategies, our ability to acquire or enter into new licenses and to continue to act as licensee for our brands, the continued diversity of our product offerings to help us compete effectively, the successful management of new product introductions and innovations, our success in entering new markets, the success of any future acquisitions and our ability to protect our intellectual property. If we are unable to continue to compete effectively on a global basis, it could have an adverse impact on our business, results of operations and financial condition.

Rapid changes in the cosmetics market and consumer preferences could adversely affect our financial results.

Our continued success depends on our ability to anticipate, gauge and react in a timely and cost-effective manner to industry trends and changes in consumer preferences for cosmetics and skin & body care products, consumer attitudes toward our industry and brands, and where and how consumers shop for those products. We must continually work to develop, produce and market new products, maintain and enhance the recognition of our brands, achieve a favorable mix of products and refine our approach as to how and where we market and sell our products. Net revenues and margins on beauty products tend to decline as they advance in their life cycles, so our net revenues and margins could suffer if we do not successfully and continuously develop new products. While we devote considerable effort and resources to shape, analyze and respond to consumer preferences, consumer tastes cannot be predicted with certainty and can change rapidly. Additionally, due to the increasing use of social and digital media by consumers and the speed by which information and opinions are shared, trends and tastes may continue to change even more quickly. If we are unable to anticipate and respond to trends in the market for beauty and related products and changing consumer demands, our financial results may suffer.

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Conflicts of Interest involving our President may have an adverse material affect on our company.

Our president, Li Yan, is the control person of the Company, as well as the Company's vendors, Rubyfield and BioMark. We rely heavily on Li Yan to continue to manage our business, operations and sales and marketing activities as well as to establish and maintain personal and direct relationships with customers. While the departure of Li Yan is unlikely, she may choose to reduce her level of involvement, or not to take part at all, especially if there is a disagreement between us and the Company's vendors which she controls, or other disagreement arises between her and us. In addition, Li Yan may act, or cause our vendors and/or their shareholders to act, detrimentally against, our interests.

We are dependent on the services of key personnel and failure to attract qualified management could limit our growth and negatively impact our results of operations.

We are highly dependent on the principal members of our management. We will continue to depend on operations management personnel with industry experience. At this time, we do not know of the availability of such experienced management personnel or how much it may cost to attract and retain such personnel. The loss of the services of any member of senior management or the inability to hire experienced operations management personnel could have a material adverse effect on our financial condition and results of operations.

If physicians and patients do not accept products or processes, our business may suffer.

The products and processes that we may develop or acquire in the future, may fail to gain market acceptance among physicians, health care payors, patients and the medical community. Physicians may elect not to recommend these treatments for a variety of reasons, including:

•	timing of market introduction of competitive products;
•	lower demonstrated clinical safety and efficacy compared to other products;
•	lack of cost-effectiveness;
•	lack of availability of reimbursement from managed care plans and other third-party payors;
•	lack of convenience or ease of administration;
•	prevalence and severity of adverse side effects, if any;
•	other potential advantages of alternative treatment methods; and
•	ineffective marketing and distribution support.

If our products and processes fail to achieve market acceptance, we would not be able to generate significant revenue.

We are exposed to the risk of liability claims, for which we do not have adequate insurance.

Since we participate in the biomedical industry, we may be subject to liability claims by employees, customers, end users and third parties. We currently do not have any Product Liability Insurance coverage for the use of our proposed products.  We intend to obtain Product Liability Insurance coverage for commercial sale of our products in due course; however, there can be no assurance that any liability insurance we purchase will be adequate to cover claims asserted against us or that we will be able to maintain such insurance in the future. We intend to adopt or have adopted prudent risk management programs to reduce these risks and potential liabilities; however, there can be no assurance that such programs, if and when adopted, will fully protect us. Adverse rulings in any legal matters, proceedings and other matters could have a material adverse effect on our business.

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Unanticipated Side Effects from our Products

Pre-clinical and clinical trials are conducted during the development of potential products and other treatments to determine their safety and efficacy for use by humans. Notwithstanding these efforts, when our treatments are introduced into the marketplace, unanticipated side effects may become evident. Manufacturing, marketing, selling and testing our products under development, entails a risk of product liability claims. We could be subject to product liability claims in the event that our products, processes, or products under development fail to perform as intended. Even unsuccessful claims could result in the expenditure of funds in litigation and the diversion of management time and resources, and could damage our reputation and impair the marketability of our products and processes. While we plan to maintain liability insurance for product liability claims, we may not be able to obtain or maintain such insurance at a commercially reasonable cost. If a successful claim were made against us, and we don't have insurance or the amount of insurance was inadequate to cover the costs of defending against or paying such a claim or the damages payable by us, we would experience a material adverse effect on our business, financial condition and results of operations.

Ability to Obtain Future Approvals

There can be no assurance that the Company will be able to obtain any further clearances or approvals, if required, to market its products for their intended uses on a timely basis, if at all. Moreover, regulatory approvals, if granted, may include significant limitations on the indicated uses for which a product may be marketed. Delays in the receipt of, or the failure to obtain such clearances or approvals, the need for additional clearances or approvals, the loss of previously received clearances or approvals, unfavorable limitations or conditions of approval, or the failure to comply with existing or future regulatory requirements could have a material adverse effect on the Company's business, financial condition and results of operations.

Other companies may claim that we have infringed upon their intellectual property or proprietary rights.

We do not believe that our products or processes violate third-party intellectual property rights; however, we have not had an independent party conduct a study on possible patent infringements. Nevertheless, we cannot guarantee that claims relating to violation of such rights will not be asserted by third parties. If any of our products or processes are found to violate third-party intellectual property rights, we may be required to re-engineer or cause to be re-engineered one or more of those products or processes, or seek to obtain licenses from third parties to continue offering our products or processes without substantial re-engineering, and such efforts may not be successful.

In addition, future patents may be issued to third parties upon which our technology may infringe. We may incur substantial costs in defending against claims under any such patents. Furthermore, parties making such claims may be able to obtain injunctive or other equitable relief, which effectively could block our ability to further develop or commercialize some or all of our products, and could result in the award of substantial damages against us. In the event of a claim of infringement, we may be required to obtain one or more licenses from third parties. There can be no assurance that we will be able to obtain such licenses at a reasonable cost, if at all. Defense of any lawsuit or failure to obtain any such license could be costly and have a material adverse effect on our business.

Our success depends on our ability to protect our proprietary technology.

Our success depends, to a significant degree, upon the protection of our proprietary technology. Legal fees and other expenses necessary to maintain appropriate patent protection could be material. Insufficient funding may inhibit our ability to maintain such protection. Additionally, if we must resort to legal proceedings to enforce our intellectual property rights, the proceedings could be burdensome and expensive, and could involve a high degree of risk to our proprietary rights if we are unsuccessful in, or cannot afford to pursue, such proceedings.

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As patent positions of biotechnology companies are highly uncertain and involve complex legal and factual questions, future patents may not be granted, and any such future patents granted to us may not prevent other companies from developing competing products or ensure that others will not be issued patents that may prevent the sale of our products or require licensing and the payment of significant fees or royalties. Furthermore, to the extent that: (i) any of our future products or methods are not patentable; (ii) such products or methods infringe upon the patents of third parties; or (iii) our patents or future patents fail to give us an exclusive position in the subject matter to which such patents relate, we will be adversely affected. We may be unable to avoid infringement of third-party patents and may have to obtain a license, or defend an infringement action and challenge the validity of such patents. A license may be unavailable on terms and conditions acceptable to us, if at all. Patent litigation is costly and time consuming, and we may be unable to prevail in any such patent litigation or devote sufficient resources to even pursue such litigation. If we do not obtain a license under such patents, are found liable for infringement and are not able to have such patents declared invalid, we may be liable for significant monetary damages, encounter significant delays in bringing products to market or may be precluded from participating in the manufacture, use or sale of products requiring such licenses.

We may also rely on trade secrets and contract law to protect certain of our proprietary technology. There can be no assurance that such contracts will not be breached, or that if breached, we will have adequate remedies. Furthermore, there can be no assurance that any of our trade secrets will not become known or independently discovered by third parties.

We may not gain necessary approval to market our products.

The Company plans to seek approval for clinical testing and marketing on a worldwide basis, including US FDA approval for testing and marketing in the United States of America, and there is no guaranty that we will obtain any such approval.

Our future growth may be inhibited by the failure to implement new technologies.

Our future growth is partially tied to our ability to improve our knowledge and implementation of biomedical technologies. The inability to successfully implement commercially viable biomedical technologies in response to market conditions in a manner that is responsive to our customers' requirements could have a material adverse effect on our business.

Going Concern

The Company's total current liabilities exceed its total current assets. These factors raise substantial doubt about our ability to continue as a going concern. In view of the matters described above, recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent up the Company's ability to raise additional capital, obtain financing and succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Non-Diversification.

Until recently, the success of the Company depends primarily upon the development, manufacture, and marketing of bio-medical products. The company very recently diversified into the cosmetics industry in an attempt to more quickly generate income. If the Company is unable to generate revenue from its cosmetics business line, then we will have no other source current of income.

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Risks Related To Our Stock

Although the Company is a public, reporting company, traded on the "Over-the-Counter Bulletin Board," under the symbol JFIL, there is no public trading market for the Stock being offered pursuant to this Prospectus, which will impede your ability to sell our Shares.

Currently, there is no trading market for the Stock being offered pursuant to this prospectus, and there can be no assurance that such a market will commence in the future. There can be no assurance that an Investor will be able to liquidate his or her investment without considerable delay, if at all. If a trading market does commence, the price may be highly volatile. Factors discussed herein may have a significant impact on the market price of our shares. Moreover, due to the relatively low price of our securities that are listed, many brokerage firms may not effect transactions in our stock if a market is established. Rules enacted by the SEC increase the likelihood that most brokerage firms will not participate in a potential future market for our stock. Those rules require, as a condition to brokers effecting transactions in certain defined securities (unless such transaction is subject to one or more exemptions), that the broker obtain from its customer or client a written representation concerning the customer's financial situation, investment experience and investment objectives. Compliance with these procedures tends to discourage most brokerage firms from participating in the market for certain low-priced securities.

Broker-dealers often decline to trade in OTCBB stocks given the market for such securities are often limited, the stocks are more volatile, and the risk to investors is greater. These factors may reduce the potential market for our trading stock by reducing the number of potential investors. This may make it more difficult for Investors purchasing stock pursuant to this Offering Memorandum to sell shares to third parties or to otherwise dispose of their shares.

If we are unable to pay the costs associated with being a public, reporting company, we may not be able to continue trading on the Over the Counter Bulletin Board and/or we may be forced to discontinue operations.

We have significant costs associated with being a public, reporting company, which may raise substantial doubt about our ability to continue trading on the OTCBB and/or continue as a going concern. Our ability to continue trading on the OTCBB and/or continue as a going concern will depend on positive cash flow, if any, from future operations and on our ability to raise additional funds through equity or debt financing. If we are unable to achieve the necessary product sales or raise or obtain needed funding to cover the costs of operating as a public, reporting company, our listed stock may be deleted from the OTCBB and/or we may be forced to discontinue operations.

We have the right to issue additional stock without the consent of stockholders. This would have the effect of diluting investors' ownership and could decrease the value of their investment.

Because the price Premier Venture pays for our securities may be substantially less than the estimated $1.19 per share, investors may experience substantially greater dilution than expected.

No investment banker, appraiser, or other independent third party has been consulted concerning the estimation of the offering price for shares to be sold to Premier Venture. If the actual price paid to the Company for shares sold to Premier Venture is significantly less than estimated by the Company, then the Company will need to issue significantly more shares to Premier Venture for any given investment in the Company, causing existing investors to experience a greater dilution of their investment in the Company.

Our listed stock is governed under The Securities Enforcement and Penny Stock Reform Act of 1990.

The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. The Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on NASDAQ and any equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years, (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average annual revenue of at least $6,000,000, if such issuer has been in continuous operation for less than three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

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Investors' shares will likely be subject to dilution.

There are substantial risks to investors as a result of the issuance of shares of our common stock under the Equity Purchase Agreement. These risks include dilution of stockholders' percentage ownership, significant decline in our stock price and our inability to draw sufficient funds when needed. Premier Venture will periodically purchase our common stock under the Equity Purchase Agreement and will, in turn, sell such shares to investors in the market at the market price. This may cause our stock price to decline, which will require us to issue increasing numbers of common shares to Premier Venture to raise the same amount of funds, as our stock price declines.

We have No Control over General Economic Conditions

The financial success of our Company may be sensitive to adverse changes in general economic conditions, such as recession, inflation, unemployment and interest rates, and such changing conditions could reduce demand in the marketplace for our products. Although we believe that the increase in demand from the United States as a result of an aging population will insulate the Company from such reduction in demands, we have no control over economic changes.

No Separate Counsel

No counsel has been retained to represent the Investors in connection with this Offering of Shares, or in any other capacity in connection with their Investments in the Company.

The forward looking statements contained in this prospectus may prove incorrect.

This prospectus contains certain forward-looking statements, including among others: (i) anticipated trends in our financial condition and results of operations; (ii) our business strategy for expanding distribution; and (iii) our ability to distinguish ourselves from our current and future competitors. These forward-looking statements are based largely on our current expectations and are subject to a number of risks and uncertainties. Actual results could differ materially from these forward-looking statements. In addition to the other risks described elsewhere in this "Risk Factors" discussion, important factors to consider in evaluating such forward-looking statements include: (i) changes to external competitive market factors or in our internal budgeting process which might impact trends in our results of operations; (ii) anticipated working capital or other cash requirements; (iii) changes in our business strategy or an inability to execute our strategy due to unanticipated changes in the biomedical industry; and (iv) various competitive factors that may prevent us from competing successfully in the marketplace. In light of these risks and uncertainties, many of which are described in greater detail elsewhere in this "Risk Factors" discussion, there can be no assurance that the events predicted in forward-looking statements contained in this Memorandum will, in fact, transpire.

THE FOREGOING LIST OF RISK FACTORS DOES NOT PURPORT TO BE A COMPLETE ENUMERATION OR EXPLANATION OF THE RISKS INVOLVED IN AN INVESTMENT IN THE COMPANY. PROSPECTIVE INVESTOR SHOULD READ THIS ENTIRE CONFIDENTIAL INFORMATION MEMORANDUM CAREFULLY AND CONSULT WITH THEIR OWN LEGAL, TAX AND FINANCIAL ADVISERS BEFORE DECIDING TO INVEST IN THE COMPANY. NO ASSURANCE CAN BE MADE THAT PROFITS WILL BE ACHIEVED OR THAT SUBSTANTIAL LOSSES WILL NOT BE INCURRED.

Use Of Proceeds

We will not receive any proceeds from the sale of shares by the Selling Security Holders. However, we will receive proceeds from the sale of securities pursuant to the Equity Purchase Agreement. The proceeds received from any "drawdowns" tendered to Premier Venture under the Equity Purchase Agreement will be used for general corporate and working capital purposes and acquisitions or assets, businesses or operations or for other purposes that the Board, in its good faith deems to be in the best interest of our company.

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Our company will pay all expenses of this offering estimated at approximately $25,000

If we sell the maximum number of shares being registered for sale by the Company in this Offering, we will raise approximately $2,762,500, which we expect will last a maximum of twelve months without additional funding. If we only raise the amount of $500,000 from this Offering, we will need to raise additional funds within the next six months to meet the expenditures required for our intended operations. Our specific goal upon completion of this Offering is to commence our North American rollout, pay for back payroll, pay legal and accounting costs and fees, develop our website and establish our offices, as follows:

Major focus for funding proceeds:

1.	Cosmetics supply Company
2.	Develop educational and seminars concerning the products and government regulations
3.	Hire employees; the Company will look to hire veterans, minorities and the unemployed
4.	Lease office (Store Fronts)/warehouse space and upgrade using "green" materials and applications for environmental concerns and energy savings
5.	Purchase fuel efficient vehicles
6.

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The following table sets forth the uses of proceeds assuming the sale of 25%, 50%, 75% and 100%, respectively, of the $5,000 put to the Investor is raised in this offering, over 12 months.

USE OF PROCEEDS	25% of shares sold	50% of shares sold	75% of shares sold	100% of shares sold
Operational Expenses	$	$	$	$
Legal & Accounting	65,000	65,000	75,000	80,000
Payroll	175,000	220,000	320,000	460,000
Transfer Agent	5,500	6,500	6,500	7,500
Logo development	2,500	2,500	2,500	2,500
Website development & Support	3,500	3,500	3,500	3,500
Warehouse rent, supplies and telephone	,000	50,000	60,000	75,000
Social media marketing	10,000	16,500	18,500	25,000
Online advertising	50,000	50,000	75,000	85,000
Product inventory	45,000	80,000	80,000	150,000
Travel Costs	15,000	15,000	15,000	20,000
R&D	100,000	120,000	200000	250,000
Vehicles		45,000	90,000	135,000
Expansion store fronts and Offices	150,000	300,000	450000	950,000
Misc-reserves			600000	506,500
TOTALS	646,500	904,000	2,000,000	2,762,500

Determination of Offering Price

The offering price to be paid to the Company for shares sold to Premier Venture pursuant to this Registration Statement will be determined by prevailing market prices at the time of any "Put Notice", as defined in the Equity Purchase Agreement, which is 70% of the lowest individual daily VWAP (volume weighted average price) of the Common Stock during the "Pricing Period" (as defined in the Equity Purchase Agreement) less six hundred dollars ($600.00). As our shares are thinly traded, the offering price of $1.70 quoted in this Registration Statement has been estimated by the Company. No investment banker, appraiser, or other independent third party has been consulted concerning the estimation of the offering price for the shares or the fairness of the offering price used for the shares. The actual price paid to the Company for any shares sold to Premier Venture may vary significantly from the estimated offering price. Furthermore, the offering price of the shares of our common stock does not necessarily bear any relationship to our book value, assets, past operating results, financial condition, or any other established criteria of value.

Dilution of the Price per Share

The common stock being registered by the Selling Security Holders will be approximately 38.18% of the then currently issued and outstanding common stock of our company when taking into account the possible future issuance of the remaining 2,321,429 common shares of our company being registered under this Registration Statement.

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"Dilution" as used herein represents the difference between the offering price per share of shares offered hereby and the net tangible book value per share of our common stock after completion of the offering. Dilution in the offering is primarily due to the losses previously recognized by our company.

Assuming we sell 100% of the shares being registered for sale by the company at a purchase price of $1.19 (equal to 70% of the $1.70 offering price of our common stock), we will be required to issue an aggregate of 2,321,429 shares of our common stock, with net proceeds to the Company of approximately $2,762,501.

The net tangible book value of our company at February 28, 2015 was $ (499,530). Net tangible book value represents the amount of total tangible assets less total liabilities. Assuming that 100% of the shares offered hereby were purchased by investors (a fact of which there can be no assurance) at a purchase price of $1.19 per share, we would be required to issue an aggregate of 2,321,429 shares of our common stock, with net proceeds to the Company of $2,762,501. The then outstanding 11,000,000 shares of common stock, which would constitute all of the issued and outstanding equity capital of our company, would have a net tangible book value of $2,262,971 (before deducting commissions and offering expenses) or approximately $0.21 per share.

Assuming we sell 50% of the shares being registered for sale by the company at a purchase price of $1.19, we will be required to issue an aggregate of 1,160,715 shares of our common stock, with net proceeds to the Company of approximately $1,381,251.

Assuming we sell 25% of the shares being registered for sale by the company at a purchase price of $1.19, we will be required to issue an aggregate of 580,357 shares of our common stock, with net proceeds to the Company of approximately $690,625.

The dilution associated with the offering and each of the above scenarios is as follows:

		50%	25%
		Shares	Shares
	Offering	Issued	Issued
Offering price	$1.19	$1,381,251	$690,625
Share Price before Offering (per share)	$-	$1.70	$1.70
Net tangible book value after Offering (per share)	$-	$0.09	$0.02
Dilution of ownership percentage to investor	-%	92%	98%

Selling Security Holders

The Company is not making an initial public offering of its common stock. 4,200,000 shares (of which 1,878,571 shares have previously been issued) are being registered pursuant to this Registration Statement. Only the Selling Security Holders listed below may re-sell their shares into the public market as soon as practical after the effective date of this Registration Statement. We are registering, for offer and sale, 4,200,000 shares of common stock issued to the Selling Security Holders, or to be issued to the Premier Venture, as listed below. In the event that fewer than 500,000 shares are issued to Premier Venture, registration of the unissued shares will be terminated.

The following table sets forth information as of the date of the filing of this Registration Statement, with respect to the beneficial ownership of our common stock by the Selling Security Holder. The shares being offered hereby are being registered in accordance with a certain Registration Rights Agreement and Equity Purchase Agreement, each dated December 10, 2014, and the Selling Security Holder may offer all or part of their shares for resale from time to time. However, the Selling Security Holder is under no obligation to sell all or any portion of such shares nor is the Selling Security Holder obligated to sell any shares immediately upon effectiveness of this Registration Statement. The termination date of this Registration Statement is the earlier of (i) thirty-six (36) months from the effectiveness of this Registration Statement, (ii) when the Company receives the full $2,000,000 under the Equity Purchase Agreement, or (iii) as otherwise provided for in the Equity Purchase Agreement.

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Name of Selling Security Holder	Shares Owned Prior to this Offering (1)	Percent of Current Outstanding Shares % (2)	Maximum Numbers of Shares Being Offered	Percent of Outstanding Shares if All Registered Shares Issued % (3)
Premier Venture Partners, LLC (4) 4221 Wilshire Blvd., Suite 355, Los Angeles, California 90010	178,571	2.1%	2,500,000	22.7%
Guy Vaillant	250,000	2.9%	250,000	2.3%
Lise Vaillant	250,000	2.9%	250,000	2.3%
Andrew McConnell	200,000	2.3%	200,000	1.8%
Robert Ireland	500,000	5.8%	500,000	4.5%
Li Yan	500,000	5.8%	500,000	4.5%

_________________

(1)

The number and percentage of shares beneficially owned is determined to the best of our knowledge in accordance with the Rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the selling security holder has sole or shared voting or investment power and also any shares which the selling security holder has the right to acquire within 60 days of the date of this Prospectus.

(2)	The percentages are based on 8,678,571 shares of our common stock issued and outstanding and as at November 30, 2015.
(3)	The percentages are based on 11,000,000 shares of our common stock outstanding if all 2,321,429 shares are issued to Premier Venture.
(4)	The control person of Premier Venture Partners, LLC is Jeffrey Maller

Except as otherwise noted in the above list, the named party beneficially owns and has sole voting and investment power over all the shares or rights to the shares. The numbers in this table assume that the Selling Security Holder will not sell shares not being offered in this Prospectus or will purchase additional shares, and assumes that all the shares being registered will be sold.

The Selling Security Holders have not had a material relationship with us other than as a security holder at any time within the past three years, or has ever been one of our officers or directors or an officer or director of our predecessors or affiliates, except as follows: Robert Ireland is secretary and treasurer, and Li Yan is our president and director.

The Selling Security Holder is not a broker-dealer or affiliate of a broker-dealer.

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Plan of Distribution

We are registering 2,500,000 shares in accordance with the Equity Purchase Agreement. The 2,500,000 shares include 178,571 shares previously issued in accordance with the Equity Purchase Agreement. The actual price of the remaining 2,321,429 shares which may be issued in accordance with the Equity Purchase Agreement will be 70% of the lowest reported trade of our common stock during the "Put Period" as defined in the Equity Purchase Agreement. We will receive 100% any proceeds from the future sale of registered shares to Premier Venture, but will not receive any proceeds upon the re-sale of any of the registered shares by the Selling Security Holders, nor will we receive any proceeds upon the re-sale of the 178,571 shares previously issued in accordance with the Equity Purchase Agreement.

In the event that the Selling Security Holders enter into an agreement, after the effective date of this Registration Statement, to sell their shares through a broker-dealer that acts as an underwriter, we will file a post-effective amendment to this Registration Statement and file the agreement as an exhibit to the amended Registration Statement. The amendment will identify the underwriter, provide the required information on the plan of distribution and revise the appropriate disclosures in the Registration Statement.

Any underwriter, dealer, or agent who participates in the distribution of the securities registered in this Registration Statement is an "underwriter" under the Securities Act. Further, any discounts, commissions, or concessions received by any such underwriter, dealer or agent will be deemed to be underwriting discounts and commissions under the Securities Act. In the event an "underwriter" will assist in the sale of the shares, we will disclose:

1.	the name or names of any underwriters, dealers, or agents, the purchase price paid by any underwriters for the shares purchased from the Selling Security Holders, and

2.	any discounts, commissions, and other items constituting compensation from the Selling Security Holders, and

3.	any discounts, commissions, or concessions allowed, realized or paid to dealers, and

4.	the proposed selling price to the public

In addition and without limiting the foregoing, the Selling Security Holder will be subject to applicable provisions, rules and regulations under the Exchange Act with regard to security transactions during the period of time when this Registration Statement is effective.

We will pay all expenses incidental to the registration of the shares (including registration pursuant to the securities laws of certain states) other than commissions, expenses, reimbursements and discounts of underwriters, dealers or agents, if any.

Any purchasers of our securities should be aware that any market that develops in our stock would be subject to the penny stock restrictions.

Section 15(g) of the Exchange Act

Section 15(g) of the Exchange Act will cover our shares and Rules 15g-1 through 15g-6 promulgated thereunder. Securities regulations impose additional sales practice requirements on broker-dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses).

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Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules (but is not applicable to us).

Rule 15g-2 declares unlawful broker-dealer transactions in penny stocks unless the broker-dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker-dealer to engage in a penny stock transaction unless the broker-dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker-dealers from completing penny stock transactions for a customer unless the broker-dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker-dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker-dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker/dealers to approve the transaction for the customer's account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, the FINRA's toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.

Rule 3a51-1 of the Exchange Act establishes the definition of a "penny stock," for purposes relevant to us, as any equity security that has a minimum bid price of less than $4.00 per share or with an exercise price of less than $4.00 per share, subject to a limited number of exceptions. It is likely that our shares will be considered to be penny stocks for the immediately near future. For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person's account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth:

•	The basis on which the broker or dealer made the suitability determination, and
•	That the broker or dealer received a signed, written agreement from the investor prior to the transaction.

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Disclosure also has to be made about the risks of investing in penny stock in both public offerings and in secondary trading and commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Additionally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. If we remain subject to the penny stock rules for any significant period, which is likely, it could have an adverse effect on the market, if any, for our securities. If our securities are subject to the penny stock rules, investors will find it difficult to dispose of our securities.

Section 15(g) of the Exchange Act

Our shares are "penny stocks" covered by Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 promulgated thereunder. Our shares are covered by Section 15(g) of the Exchange Act, and Rules 15g-1 through 15g-6 promulgated thereunder.  They impose additional sales practice requirements on broker-dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). For transactions covered by the Rule, the broker-dealer must make a special suitability determination for the purchase and have received the purchaser's written agreement to the transaction prior to the sale. Consequently, the Rule may affect the ability of broker-dealers to sell our securities and also may affect your ability to resell your shares.

Section 15(g) also imposes additional sales practice requirements on broker-dealers who sell penny securities. These rules require a one-page summary of certain essential items. The items include the risk of investing in penny stocks in both public offerings and secondary marketing; terms important to an understanding of the function of the penny stock market, such as "bid" and "offer" quotes, a dealers "spread" and broker-dealer compensation; the broker-dealers duties to its customers, including the disclosures required by any other penny stock disclosure rules; the customers rights and remedies in causes of fraud in penny stock transactions; and, FINRA's toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker-dealers and their associated persons.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker-dealer transactions in penny stocks unless the broker-dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker-dealer to engage in a penny stock transaction unless the broker-dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker-dealers from completing penny stock transactions for a customer unless the broker-dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker-dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker-dealers selling penny stocks to provide their customers with monthly account statements.

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The foregoing rules apply to broker-dealers. They do not apply to us in any manner whatsoever. The application of the penny stock rules may affect your ability to resell your shares because many brokers are unwilling to buy, sell or trade penny stocks as a result of the additional sales practices imposed upon them.

Regulation M

We are subject to Regulation M of the Securities Exchange Act of 1934. Regulation M governs activities of underwriters, issuers, selling security holders, and others in connection with offerings of securities. Regulation M prohibits distribution participants and their affiliated purchasers from bidding for purchasing or attempting to induce any person to bid for or purchase the securities being distributed. Our president and director, who will sell the shares, is aware that he is required to comply with the provisions of Regulation M, promulgated under the Securities and Exchange Act of 1934, as amended.

Description of SecuritiesCommon Stock

The following description of our capital stock and provisions of our Articles of Incorporation, and Bylaws is only a summary. You should also refer to our Articles of Incorporation, a copy of which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part, and our Bylaws, a copy of which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

We are authorized to issue up to 75,000,000 of our Common Shares, Par Value $0.001 per share. Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. We have not provided for cumulative voting for the election of directors in our Articles of Incorporation. This means that the holders of a majority of the shares voted can elect all of the directors then standing for election. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available at the times and in the amounts that our board of directors may determine from time to time.

Holders of common stock have no preemptive subscription, redemption or conversion rights, or other subscription rights. Upon our liquidation, dissolution, or winding-up, the holders of common stock are entitled to share in all assets remaining after payment of all liabilities and the liquidation preferences of any outstanding preferred stock. Each outstanding share of common stock is, and all shares of common stock to be issued in this Offering, when they are paid for will be, fully paid and non-assessable.

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Anti-Takeover Provisions

Our bylaws provide that one or more or all the Directors of the Corporation may be removed with or without cause at any time by a vote of two-thirds of the shareholders entitled to vote thereon, at a special meeting of the shareholders called for that purpose. The two-thirds requirement is intended to protect shareholder interests by providing the Board of Directors a means to attempt to deny coercive takeover attempts or to negotiate with a potential acquirer in order to obtain more favorable terms. However, such provision could discourage, delay or prevent an unsolicited merger, acquisition or other change in control of our company that some shareholders might believe to be in their best interests or in which shareholders might receive a premium for their common stock over the prevailing market price. This provision could also discourage proxy contests for control of the Company.

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Interest of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed for such purpose on a contingency basis, or had, or is to receive, in connection with this Offering, a substantial interest, direct or indirect, in us or any of our parents or subsidiaries, if any, nor was any such person connected with us or any of our parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Legal Matters

The validity of the common stock offered hereby will be passed upon by the law firm of Befumo & Schaeffer, PLLC, PO Box 65873, Washington, DC 20035 .

Experts

The financial statements appearing in this prospectus and registration statement on Form S-1 have been audited by Cutler & Co., LLC, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere in this prospectus and in the registration statement on Form S-1, and such report is included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

Cautionary Note Regarding Forward-Looking Statements

This prospectus contains forward-looking statements that involve assumptions, and describe our future plans, strategies, and expectations. Such statements are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend," or "project" or the negative of these words or other variations on these words or comparable terminology. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished.

Such forward-looking statements include statements regarding, among other things, (a) the potential markets for our products, our potential profitability, and cash flows (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements. These statements may be found under "Management's Plan of Operation" and "Description of Our Business and Properties," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur. In addition to the information expressly required to be included in this filing, we have provided in this registration statement such further material information as may be necessary to ensure that the required statements, in light of the circumstances under which they are made, are not misleading.

Although forward-looking statements in this report reflect the good faith judgment of our management, forward-looking statements are inherently subject to known and unknown risks, business, economic and other risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this report, other than as may be required by applicable law or regulation. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected.

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Information about the Company

Description of Business

Jubilant Flame International Ltd. (the "Company") was incorporated in the State of Nevada, United States of America, on September 29, 2009 under the name Liberty Vision, Inc. On December 16, 2012, the Company changed its name to Jiu Feng Investment Hong Kong Ltd. On July 24, 2013, the Company changed its business sector to the medical sector. On September 30, 2013, the Company entered into a world-wide five year licensing agreement with BioMark whereby the Company holds a 5 year worldwide license to sell, market and, or, distribute Bio-medical Products, and to conduct research and development of BioMark's cancer detection scanning technology. In the event that the research and development of BioMark's cancer detection scanning technology provides marketable technology, the Company shall have the right of first refusal to a license to market, sell and distribute such cancer detection scanning technology. The Company's president, Ms. Yan Li, is also president of BioMark. On May 18, 2015, the Company changed its name to Jubilant Flame International, Ltd. On November 16, 2015 Jubilant Flame International entered into a licensing agreement with Reparo to distribute all of their products, mainly cosmetics, in the North American market. Ms. Yan Li our president also exercises control and is the CEO of Reparo.

Jubilant Flame International Ltd is a distributor of cosmetics and medical supplies to industrial clients. The Company will be a distributor for Reparo and BioMark China. Our goal is to reduce the expenses associated with processing Redistribution orders, by providing unified services and support throughout the supply chain from initial order through final delivery. By collecting a comprehensive group of services under one umbrella, We offer distributors and their customers more options for product selection, pricing and delivery without the need to work with different vendor organizations or multiple contacts. This greatly simplifies the process for customers and allows streamlining of processes for reduced shipping and warehousing costs.

Jubilant Flame International Ltd will sell its products and services to the wholesale and retail l cosmetic industry, general retailers, SPA's, Beauty Salons, shopping networks, and other companies that sell cosmetic supplies, as well as our own store fronts.

The Company's president, Ms. Yan Li, has existing relationships with customers and distributors interested in the Company's products, including 2 distributors that the president has done business with in the past 6 months,   10 customers that have verbally committed to do business with the Company, and 18 potential customers that have expressed a willingness to purchase products from the Company upon initial rollout of our product line. The Company has a list of approximately 1000 potential customers that are target prospects. Jubilant Flame International Ltd is currently developing an aggressive e-commerce campaign to target these industries across the country and bordering countries.

ReparoProducts:

Product	Photo	Function
Reparo K II-Gen Patch

Contains ultra purified fermented collagen and Vitamin C derivatives to help with collagen synthesis and improve pigmentation and skin damage caused by stretch marks. It is also designed to induce the regeneration of collagen to improve the appearance of stretch marks.

Reparo K II-Gen Facial Mask

This highly-enriched nutritive mask contains 5% collagen which is the main component of the dermis of the skin. This product is designed to provide nutritive, elastic and moisturizing skin care after a single use.

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Reparo K II-Gen Essence

This moisturizing and antioxidant blend of 25% highly enriched undiluted collagen solution and Vitamin E derivatives is designed to improve skin aging and pigmentation, and comprehensively enhance the elasticity of skin.

Reparo CoCo Soft Peeling Essence

This Peeling Essence is designed to provide moist, clean and clear skin by removing the rough, thick dead skin without harming the underlying layer. When applied to the skin, the cellulose turns into scrub particles together with other ingredients including extracts of white willow bark and multi-fruit BSC/AHA.

Reparo Chojeong 88 Sparkling Water Gel	The natural ingredients including platycodon grandiflorum root extract, aloe vera etc in Chojeong Sparkling Water are designed to provide nutrition, moisture and a protective mask for the skin.

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Reparo CoCo Cleansing Water

Coconut based coco cleansing water is designed to cleanse the skin without washing. Containing coconut extract, a natural surfactant, it is designed to help provide moisture to the skin, clean blackheads and thoroughly clean makeup. Natural ingredients form a moisturizing membrane.

Collagen Wash-off Cleansing Foam	This cleansing product is designed to remove make-up and waste in pores.
Extra Solution Essential Skin-lotion	A 3-in-one product (toner + lotion + essence) that contains 10% hydrolysis collagen designed to supply nutrition and moisture to the skin.
Arbutin Whitening Cream

A cream designed to restrain the production of Melanin and remove Melanin to achieve a whitening effect. It is also designed to strengthen elasticity and supply nutrition to generate clean and healthy skin.

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Blemish Balm	A blemish balm designed to improve the appearance of wrinkles, and promote skin re-generation and cover skin defects.
Reprise in Tripeptide Essence Cream	A nutritional cream that is designed to tighten the skin by strengthening elasticity and quickly removing wrinkles.
Reprise in Tripeptide Skin Essence	A toner containing collagen and peptide that is designed to revitalize and moisturize the skin, reduce wrinkles and leave the skin feeling rich and soft.
Reprise in Tripeptide Eye Cream

The effective ingredients of hexa-peptide GANA (ingredients of BOTOX®[1]) are designed to help with absorption in the dermis, to work on deep wrinkles, to increase the density of the elastic cells and strengthen the thin skin around the eyes. This product is designed to provide excellent results in tightening the skin around the eyes and improving wrinkles.

Cell Pure 2500 Ampoule	Containing 25% super-pure low molecular collagen, this highly concentrated Ampoule is designed to supply moisture and nutrition to rough and dry skin, and to leave the skin elastic and healthy.

_____________________

[1] BOTOX® is a registered trademark of Allergan, Inc

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Rubyfield Products Continued

Reparo K II-Gen Patch

Description

The Reparo K-II Gen Patch is designed to help prevent and improve the appearance of stretch marks due to pregnancy (before and after) or a sudden increase or decrease in body weight. It contains a combination of ultra purified fermented collagen and Vitamin C derivatives to supply moisture and nutrition, and improve the elasticity and softness of loose skin. While individual differences in the capacity of the skin regeneration cycle and synthesis of collagen can have a great effect on the treatment, Reparo K-II Gen Patch uses state of the art technology to combine ultra-purified fermented collagen with a superior delivery method to yield results superior to the competition.

What are Stretch Marks?

Stretch marks are a form of scarring on the skin with an off-color hue. They are caused by tearing of the dermis, which over time may diminish, but will not disappear completely.

Stretch marks are often the result of the rapid stretching of the skin associated with rapid growth or rapid weight changes.

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Causes of Stretch Marks

Increased body weight	Stretch marks appear in different areas, concentrated in the lower leg and thigh areas
Pregnancy and childbirth	Stretch marks appear from the lower abdomen to the navel
Weight loss	More red stretch marks than white
Steroid hormone	Compared to normal stretch marks, these are different in shape and position, and can vary in appearance
Physical problems	Majority have genetic causes

Treatment

Most anti-aging creams just include moisturizing ingredients. Our products also contain specific anti-aging ingredients, such as ultra purified fermented collagen and hexa-peptide GANA (ingredients found in Botox®) that promote absorption in the deeper layers (dermis) to reduce deep wrinkles by increasing the density and elasticity of cells and rejuvenating the structure of thin skin around the eyes and other areas, resulting in firmer and younger looking skin.

Epidermal growth factor stimulates cell renewal and collagen production in the skin as well as strengthens skin elasticity and structure. The discovery of epidermal growth factor won Dr. Stanley Cohen and Rita Levi-Montalcini a Nobel Prize in Physiology and Medicine in 1986. In various research by Dr. Stanley Cohen and Nobel Prize submission, epidermal growth factor has been shown to reduce fine lines, wrinkles and sagging. It also has healing (wounds and burns) and anti-inflammatory properties when applied to skin.

According to Journal of Controlled Release, April 2007, pages 169–176; Journal of Burn Care and Rehabilitation, March–April 2002, pages 116–125; and Journal of Dermatologic Surgery and Oncology, July 1992, pages 604–606 collagen is essential for the recovery and growth of damaged dermis.

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Reparo K II-Gen Patch is designed to:

•	Supply new collagen for repair into the separated collagen of the dermis layer.
•	Supply vitamin C derivatives and collagen to improve the synthesis of collagen in the body leading to faster results.

Function of Collagen

Epidermis layer
Dermis or Corium layer [Mainly consists of Collagen to maintain skin elasticity and gloss]
Hypodermis layer

[Highly Moisturizing]	[Longer Protection]
Increased Ability to Protect	Moisture % of the Epidermis

The first graph outlines the % of moisture (Y Axis) after using Collagen and out KII –Gen Collagen increases the moisture in the skin significantly. The second graph shows the KII-Gen Collagen lasts for almost 5 weeks the % of moisture (Y axis) is maintained over a number of weeks (X axis). Based on in-house testing of the product.

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K II-Gen Patch Benefits

1. Different Raw Materials

Collagen	● Stable
● Low Molecular Weight
● Mix of Amino Acids

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Ascorbic Acid Glucoside	● Lightens the Color of Stretch Marks

● Moisturizes

● Provides Nutrition

● Stabilizes

Other Benefits

2. Different Delivery Method

Patch Delivery System

● Efficiently delivers and maintains nutrition

● Increases moisture

● Easy to use

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Stability of Ingredients

The benefits of obtaining ultra purified fermented collagen that is not heat treated, and using a hydraulic pressure reaching 14,500 psi (100 MPa) during the liquefying process, prevents the destruction and changes in the properties of the active ingredients.

Processing

Bacillus Licheniformis                                    Pepsin

Bacillus Amyloloquefaciens

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In House Results at Beautee Collegen Research Lab in Korea

Age: 26 Body part: legs Period used: 6 days Pregnancy: 2013 Stretch marks become pale

Age: 26 Stretch marks become pale Body part: armpit Period used: 6 days Pregnancy: 2013

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Age: 27                                                                                                              Improved appearance of stretch mark

Body part: abdomen

Period used: 3 weeks (6 times/week)

8 months pregnant

Clinical Results in Beijing

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Biomark Bio-Medical Products:

The primary Bio-Medical Products include the following Bone-Induction Artificial Bone (BIAB) products and Vacuum Sealing Drainage (VSD) products:

Product List

Name	Description
VSD 1	Negative pressure drainage special bolster
VSD 2	Negative pressure drainage special bolster
VSD 3	Medical Operation Film
VSD 4	Medical Operation Film
VSD 5	Negative pressure drainage device
VSD 6	Negative pressure drainage device
Bone induction Artificial bone A1	Bone induction to tissue regeneration membrane
Artificial bone A1	Artificial bone to tissue regeneration membrane
Bone induction Artificial bone A2	Bone induction to albumin layer
Artificial bone A2	Artificial bone to collagen layer
Bone induction Artificial bone A3	Bone induction to regeneration microporous membrane
Artificial bone A3	Artificial bone to regeneration microporous membrane
Bone induction Artificial bone A4	Bone induction to microporous albumin layer
Artificial bone A4	Artificial bone to microporous albumin layer
Xishu Qing	Gynecological antibacterial care dressing
Microcyn Skin and Wound Hydrogel	Gel dressing
Incision protection sleeve	Incision protection sleeve
Kangfu Shengyuan	Collagen antimicrobial dressing

I. Bone-Induction Artificial Bone

BIAB has completed over 200 animal tests, 5000 clinical trial tests, and was approved by the China Food and Drug Administration of China ("CFDA") in 2006. The BIAB won the second prize of the 2007 National Natural Science Foundation of China. Vacuum Sealing Drainage (VSD) also has been approved by CFDA in 2006.

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BIAB is a bionic porous bone repairing material, which is made of calcium phosphate through a special process. Its composition and structure is similar to the natural mineral of human bone, which accounts for its predominant bio-compatibility, biological activity and biological safety. It helps to absorb a human's own BMP growth factor; it also regulates gene function to induce bone regeneration, shortens convalescence, and achieves the goal of repairing bone defects permanently. The advanced artificial bone is used: (i) in repairing traumaticbone defects; (ii) in repairing bone defects after complete removal of bone tissue as required in the treatment of certain diseases including bone tumor, bone tuberculosis, chronic osteomyelitis, osteofibrous dysplasia, delayed union, nonunion, and false joint fracture; (iii) for treatment of bone loss orbone defects caused by congenital malformation; (iv) as a filling material for spinal fusion, joint fusion, and orthopedicbone grafting; and (v) as a filling material for bone grafting fusion and decompressive laminectomy.

Product Characteristics:

The BIAB provides a three-dimensional support structure and a physical and chemical composition similar to the body's naturalbonemineral. They resemble the human body's environment. It can help lead the fibrous tissue and bone marrow stromal stem cells to grow into the porous substance of the material, thus obtaining the essential multipotent mesenchymal cells for bone formation and supports the growth of cells.

The human body'sfluids contain BMPand othergrowth factors,but thecontent is too low, and is insufficient topromote the occurrence of induction. The specificcomposition and structure of BIAB provides the growth factor at the binding sites. The material implanted can selectively enrich and adsorb the bone growth factors in the blood and fluid of the human body. Theintroduction of the growth factors in the microenvironment will inducemesenchymalcells to the osteoblasts differentiation andnew bone growththreshold. Under thesynergistic effect of boneinduction ofsignaling molecules andbiologicalenvironment, BIAB can promote bone gene up-regulation,enhance down-stream gene function, and regulate cell movement in thedirection of bonedifferentiation.

As the cellsand nutrients transfer through the porousstructure, the BMPgrowth factors cause the formation and maturation of new bone within the Bone-Induction Artificial Bone. The implantedmaterials are thus gradually replaced with new bone, and the newbone completes growth andossification.

This innovative material provides several benefits:

1.        Optimizes bone conduction performance

2.        Precise osteo-induction

3.        Rapid bone formation

4.        Suitable biodegradationabsorption andossification

5.        Long-term safety of implantation.

Comparison with other products

Category	Advantage and Disadvantage
Autogenous bone graft material

● Bone conduction and bone induction property

● No immunological rejection

● May damage healthy tissue, cause secondary vulnus to patients

● Source of bone is limited; operation lasts longer, higher risk of intra-operative bleeding and infection

● May cause injury and pain around the bone

Allogenic bone transplantation material and Xenogeneic bone transplantation material

● Only bone conduction property, no bone induction property

● Limited Source

● Potential of immunological rejection and spreading of underlying diseases

● May cause overreaction with large numbers of applications

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Traditional artificial synthetic material	● Good biocompatibility and bone conduction property ● No bone induction; absorptivity does not match the speed of bone growth ● Only for filing material, not for bone tissue regeneration
External growth factor and bone matrix removal protein

● Bone induction

● External source

● No mechanical strength, need support material in practices

● Potential risk of immunological rejection and spreading of underlying diseases

● High requirements for storage and transportation

● Not fully mature technology

BioMark's Bone-induction artificial bone

● Both bone conduction and safe bone induction properties Replicates normal process of osteogenesis and bone formation

● Sufficient and safe sources

● Avoids immunological rejection and spreading of underlying diseases, is an ideal material for repairing bone

Comparison with similar products

	Biological safety	Absorption	Bone induction
HA Silicate	+	-	-
ß-TCP Caso4	+	Too fast	-
Allogeneic bone	-	+	-
Allogeneic bone + BMP/DBM		+	+
BioMark's Bone-induction artificial bone	+	Moderate	+

II. Vacuum Sealing Drainage

VSD was approved by the CFDA in 2006. It is made of polyvinyl alcoholaqueousgelatin foam: a three-dimensional porous structure, which is non ciliated, and exhibits strong water absorption characteristics. It is hydrophilic and has excellent thermal insulation capabilities as compared with other vacuum sealing drainage specialty foams. VSD has good histocompatibility and will not adhere to a wound. VSD aids skin creation around a wound bed with minimal vulnus.The dressing material acts as a drug carrier with strong bactericidal characteristics, and the gelatin protein promotes the growth of granulation, accelerating wound healing. It can be used in the surgery of burns, orthopedics, trauma repair, plastic, and general surgery.

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Product Characteristics:

Advantages:

1.

Good treatment effect. VSD allows an individualized complete treatment plan, which fully ensures the effect of clinical treatment. VSD basically eliminates adverse events such as clinical wound blowing and drainage tube blocking, leading to excellent treatment reliability;

2.	Easy to operate. Using VSD is as simple as changing a fresh dressing for the wound; the material does not adhere with the wound, which avoids secondary vulnus;

3.	Large range of indications; innovation of operation, especially for large size wound treatments.

Comparison with previous technology

Category	Using Method	Requirements for the surrounding skin	Product properties	Clinical effect	Adverse events happening %	Indication
Old technology	Need certain conditions, experience and technology. Difficult to seal the wound; Long operation time; Large amount of nursing work	High	Single function; Cannot clean the wound	Common	Drainage tube blocking >70% Wound blowing 100% Material becomes dry and hard >90%	Suitable for in- patients
BioMark's VSD technology	No certain conditions, experience and technology required. Easy to seal the wound; Low operation time; Low amount of nursing work	No special requirements.	Functions of wound cleaning and vacuuming	Good	All very seldom	Suitable for out-patient and in-patient

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Comparison with other products

Category	Working principals	Method of use	Products properties	Clinical Effect	Adverse events happening %
BioMark's VSD Products	Cleaning the wound through the inlay drainage tube which transmits the vacuum	Easy	Functions of wound cleaning and vacuuming	Good	Very seldom
Other VSD/VAC with suckers	Drainage tube is connected with the foam material through the suckers. Transmitting vacuum effect is poor. Draining effect is poor. Potential problem for drainage tube blocking.	Need to open the sealing membrane to clean the suckers. Hard to use the suckers with the different sizes of wounds.	Single function	Poor	Very highdrainage tube blocking happens up to 70% of the time after a 3 day usage.

III. Cancer Detection Scanning Technology

The Company is also licensed to conduct research and development of BioMark's cancer detection scanning technology. The technology uses biomarkers for the early detection of cancers. In the event that the research and development of BioMark's cancer detection scanning technology provides marketable technology, the Company shall have the right of first refusal to a license to market, sell and distribute such cancer detection scanning technology.

BioMark's cancer detection scanning technology provides innovative techniques and assay analysis to increases early detection of tumors in the latent growth phase.

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Poor prognosis associated with late diagnosis = large tumor size

The graph above indicates the current limit of clinical detection for most tumors. A good 70% of the natural history of the tumor has already existed by time it is detected.

Facts About Cancer from the Cancer Research UK

(http://www.cancerresearchuk.org)

•	The leading cause of premature mortality.
•	1 in 3 individuals will develop cancer.
•	60 % of those will die as a result of the disease.
•	8.2 million deaths a year or 22,000 per day.
•	Poor prognosis due to poor therapy and, poor detection.

Cancer Prevalence

CANCER SITE	NEW CASES
Lung and Bronchus	1.6 million
Colon and Rectum	1.12 million
Stomach	1.1 million
Esophagus	0.56 million
Liver	0.7 million
Breast	1.6 million
Prostrate	0.8 million
Cervix	0.6 million

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Demographics (Cancer Research UK)

•	750,000 cases of breast, lung and prostate cancer diagnosed annually in the U.S. alone.
•	Those who are most aware of the dangers of specific cancers are also those most able and likely to pay for early screening, detection and treatment.
•	High awareness of these diseases among health care professionals and among the general population.
•	Cancer has become one of the most significant causes of morbidity and mortality in the world, and recently overtook heart disease as the leading cause of death for Americans.
•	Close to 20 million people in Europe and the U.S. live with cancer today and approximately 2.6 million new cases are diagnosed each year.
•	The number of new cases diagnosed each year is increasing mainly as a result of demographics, because most types of solid cancer are typically diseases of the elderly.
•

More than 8 million people around the world die of cancer every year, and one of two men and one of three women will develop cancer in their lifetimes. The overall annual costs associated with malignancies currently amount to $107 billion.

Characteristics of an Ideal Cancer Biomarker

•	Can be detected in the early stages of disease.
•	Accurately detected.
•	Highly specific.
•	Detected with high sensitivity.
•	Low cost.
•	Reliable.
•	Non-invasive method.

Applications of Biomarkers

•	Early disease identification.
•	Identification of potential drug targets.
•	Predicting the response of patients to treatments.
•	Acceleration of clinical trial.
•	Personalized medicine.

Industry Trends

•	Rapid rise in specific cancers - breast, lung, and prostate cancer cases in U.S. have doubled over past 20 years.
•	Currently, diagnostic findings influence 60–70% of healthcare decision-making (source: Lewin Grp).
•	More health services delivered out of hospital — need for technology that is portable and compact.
•	Increased popularity of wellness centers throughout the world — interest and demand for preventative medicine.

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Market for Diagnostic Equipment

•

In 2013, the global cancer diagnostics market was valued at US$101 billion and is expected to be worth US$168.6 billion by 2020.The increasing prevalence of cancer is the primary factor driving the global cancer diagnostics market. According to the WHO, the number of new cancer cases is projected to grow by approximately 70% in the next two decades. (Transparency Market Research)

•

The global cancer diagnostics market is mostly driven by the growing demand for lung cancer, breast cancer, and colorectal cancer diagnosis. The lung cancer segment is leading the market, as it is the most common type of cancer. (Transparency Market Research)

•	Diagnostic testing in hospitals accounts for 60% of revenue from diagnostics; reference labs account for 32%.
•

Low compliance with diagnostic-based quality measures was linked to up to 34,000 avoidable deaths and $900 million in avoidable healthcare costs in the U.S., according to the National Committee for Quality Assurance.

COMPETITION

COMPETITION IN COSMETICS SEGMENT

We compete against a number of manufacturers and marketers of cosmetics and personal care products. Our principal competitors include L'Oréal S.A., Avon Products, Inc., The Estée Lauder Companies Inc., Elizabeth Arden, Inc., Revlon Consumer Products Corporation. and The Procter & Gamble Company. In addition to the established multinational brands against which we compete, small targeted niche brands continue to enter the market. Competition is also increasing from private label products sold by small natural and organic retailers and mass distribution channel discounters.

We believe that we compete primarily on the basis of perceived value, including pricing and innovation, service to the consumer, promotional activities, advertising, special events, new product introductions, e-commerce and mobile-commerce initiatives, direct sales and other activities. It is difficult for us to predict the timing and scale of our competitors' actions in these areas. In particular, the beauty cosmetics segment in the United States has in the past been influenced by a high volume of new product introductions by diverse companies across several different distribution channels.

Defining our product portfolios has become a priority as competitors have emerged from the most recent economic decline looking to respond to changing consumer needs. The overall aging of the North American population has led to the introduction of anti-aging products targeted at baby boomers. Additionally, the industry's introduction of organic and eco-friendly products has resonated with its increasingly environmentally aware customer base.

Our products are different then most of our competitors as they contain the highest percentage of collagen. Our collagen products use a 'purified patented collagen' developed in Korea.

Consumers demand quality customer service, fair pricing, and on time shipping. Competition is very tough with customer service, inventory requirements and on time shipping as key components. The selection of cosmetics and medical supplies is another key factor along with education of the products.

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Below is a sales, marketing chart for Channel one of our competitors.

Other than an increase in people shopping at the Channel stores, the Internet showed the biggest growth in sales. JFIL Internet presence is a key element of the noting research buying trends and depending on funding will open up to 5 store fronts.

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Our competition in the Bio-Medical segment of our business comes from a number of entrenched players including Acumed, Biomet, Inc., Johnson & Johnson, DePuy, Inc., Medtronic Sofamor Danek, Inc., Stryker Corp., Synthes, Inion, Ltd. And others. Although many of these competitors have substantially greater resources upon which to draw, we are confident that the technological superiority of the more forward-looking product will ultimately equalize the playing field.

Our products are presently being sold in China through BioMark China and Reparo with Annual Sales of approximately 5 million USD. Research and Development on our Cancer products continue both in North America and in China.

Although the process to commence sales of medical products is long, we have researched the approval processes, and expect many of our BioMark products to be available in North America within 12 months.

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Patents and IP

The following intellectual property and reports are the property of BioMark, and cover products marketed by the Company under license fron BioMark.

Employees

Depending on funding JFIL will hire up to 15 employees. IF we receive 25% of the funding we will hire 4 new staff. 3 sales staff and a warehouse personel.

Each new store front will require a minimum of 4 staff and depending on how much we raise we could open up 5 new store fronts.

Regulatory Environment

Jubilant Flame International Ltd services the Cosmetic and Medical Services Industry. The industry is monitored by The Federal Food, Drug, and Cosmetic Act (FD&C Act). The FD&C defines cosmetics by their intended use, as "articles intended to be rubbed, poured, sprinkled, or sprayed on, introduced into, or otherwise applied to the human body...for cleansing, beautifying, promoting attractiveness, or altering the appearance" [FD&C Act, sec. 201(i)]. Among the products included in this definition are skin moisturizers, perfumes, lipsticks, fingernail polishes, eye and facial makeup preparations, cleansing shampoos, permanent waves, hair colors, and deodorants, as well as any substance intended for use as a component of a cosmetic product.

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Under the FD&C Act, cosmetic products and ingredients, with the exception of color additives, do not require FDA approval before they go on the market. Drugs, however, must generally either receive premarket approval by FDA through the New Drug Application (NDA) process or conform to a "monograph" for a particular drug category, as established by FDA's Over-the-Counter (OTC) Drug Review. These monographs specify conditions whereby OTC drug ingredients are generally recognized as safe and effective, and not misbranded. Certain OTC drugs may remain on the market without an NDA approval until a monograph for its class of drugs is finalized as a regulation. However, once FDA has made a final determination on the status of an OTC drug category, such products must either be the subject of an approved NDA [FD&C Act, sec. 505(a) and (b)], or comply with the appropriate monograph for an OTC drug. (A note on the term "new drug": Despite the word "new," a "new drug" may have been in use for many years. If a product is intended for use as a drug, it must comply with the requirements outlined above.)

As a distributor for Reparo the Company will be able to receive updated information on all products and regulation.

Description of Property

We do not hold ownership or leasehold interest in any property.

Legal Proceedings

We may be involved from time to time in ordinary litigation, negotiation, and settlement matters that will not have a material effect on our operations or finances. There are no known pending legal proceedings to which the Registrant or any of its subsidiaries is a party or of which any of their property is the subject, no such proceedings are known to have been threatened, and no such proceedings are known to be contemplated by governmental authorities.

Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters

We have 73 holders of record of our common shares as of February 28, 2015.

We do not have any compensation plan under which equity securities are authorized for issuance. There are no outstanding options or warrants or securities that are convertible into shares of common stock. We have never paid cash dividends on any of our securities, and we have no present intentions of paying any cash dividends for the foreseeable future.

Selected Financial Data

We are a smaller reporting company as defined by Rule 229.10(f)(1) and are not required to provide the information required by this item.

Supplementary Financial Information

We are a smaller reporting company as defined by Rule 229.10(f)(1) and are not required to provide the information required by this item.

49

Management's Discussion and Analysis of

Financial Condition and Results of Operations

Liquidity and Capital Resources

Working Capital	As of November 30, 2015 (unaudited)	As of February 28, 2015 (audited)
Current Assets	$4,998	$4,998
Current Liabilities	$686,742	$504,528
Working Capital Deficit	$(681,744)	$(499,530)

As at November 30, 2015, the Company had current assets, comprising cash, of $4,998 and current liabilities of $686,742, comprising accrued officer compensation of $468,000 and loan payable related party of $215,070, resulting in a working capital deficit of $681,744. The Company currently has no profitable trading activities and has an accumulated deficit of $1,088,730 as at November 30, 2015. This raises substantial doubt about the Company's ability to continue as a going concern.

The financial statements have been prepared on a going concern basis which assumes the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future.

The Company may raise additional capital through the sale of its equity securities, through an offering of debt securities, or through borrowings from financial institutions or related parties. By doing so, the Company hopes to generate sufficient capital to execute its new business plan in the medical sector on an ongoing basis. Management believes that actions presently being taken to obtain additional funding provide the opportunity for the Company to continue as a going concern. There is no guarantee the Company will be successful in achieving these objectives

Cash Flows

The table below, for the periods indicated, provides selected cash flow information:

	Nine months Ended November 30, 2015 (unaudited)	Nine months Ended November 30, 2014 (unaudited)	Year Ended February 28, 2015 (audited)	Year Ended February 28, 2014 (audited)
Cash provided by (used in) operating activities	$(61,542)	$(44,767)	$(59,909)	$(66,249)
Cash used in investing activities	$-		$-
Cash provided by financing activities	$61,542	$44,769	$59,921	$66,235
Net increase (decrease) in cash	$-	$2	$12	$(14)

50

Cash Flows from Operating Activities

Our net cash used in operating activities increased by $16,775 in the nine months ended November 30, 2015 compared to that in the nine months ended November 30, 2014, representing an increase of 37.5%. The increase in net cash used in operating activities was primarily the result of increased fees associated with our OTC listing and increased legal fees.

During the year ended February 28, 2015, we used $59,909 in operating activities compared to $66,249 during the year ended February 28, 2014.

During the year ended February 28, 2015, we incurred a net loss of $244,448 which was partially reduced for cash flow purposes by an increase of $156,000 in accrued officer compensation and the non-cash write off of deferred financing costs totaling $30,000 and reduced by a $1,461 reduction in accounts payable.

During the year ended February 28, 2014, we incurred a net loss of $336,249 which was partially reduced for cash flow purposes by $75,000 in non-cash expenses related to the issuance of shares of common stock for services and by an increase of $195,000 in accrued officer compensation.

We recognized no revenue in the nine months ending November 30, 2015 and the year ending February 28, 2015 as we have not commenced operations yet.

51

Results of Operations

Revenue

We recognized no revenues during the year ended February 28, 2015 or 2014, not in the nine months ended November 30, 2015 as we have yet to generate any sales from our new business.

Operating Costs and Expenses

The major components of our expenses for the nine months ended November 30, 2015 are outlined in the table below:

General & Administrative Expenses	Nine Months Ended November 30, 2015	Nine Months Ended November 30, 2014
Officer Compensation	$117,000	$117,000
Transfer Agent	$5,938	$5,154
Edgar Filing Fees	$3,380	$3,520
Legal	$34,354	$23,600
Accounting	$10,675	$6,289
OTC Filing Fees	$7,500	$4,000
Office Expenses	$3,367	$745

The $21,906 increase in our operating costs for the nine months ended November 30, 2015 compared to the nine months ended 2014, was due to the increase in our corporate activities, increase in expenses related to implementation of our business plan and increase in professional fees, such as legal and accounting, associated with our reporting obligations under the Securities Exchange Act.

During the nine months ended November 30, 2015, we incurred $61,847 in professional fees. These fees consisted of accounting and audit fees of $10,675, legal fees of $34,354, transfer agent fees of $5,938, Edgar filing fees of $3,380, and OTC filing fees of $7,500. The legal fees were incurred by the company in relation to our reporting obligations under the Securities Act. During the nine months ended November 30, 2014, we incurred $45,773 in professional fees, consisting of accounting and audit fees of $6,289, legal fees of $26,600, transfer agent fees of $5,156, Edgar filing fees of $3,728, and OTC filing fees of $4,000.

The President of the Company provides management consulting services to the Company. During the nine months ended November 30, 2015, management consulting services of $58,500 were charged to operations, which was the same during the nine months ended November 30, 2014. At November 30, 2015 and, August 31, 2015, the Company owed $234,000 and $175,500, respectively, to the President of the Company for management consulting services.

52

The Chief Financial Officer of the Company provides consulting services to the Company. During the nine months ended November 30, 2015, consulting services of $58,500 were charged to operations compared to $58,500 during the nine months ended November 30, 2014. At August 31, 2015 and August 31, 2014 the Company owed 234,000 and $175,500 to the Chief Financial Officer of the Company for consulting services.

The major components of our expenses for the years ended February 28, 2015 and 2014 are outlined in the table below:

	Year Ended February 28, 2015	Year Ended February 28, 2014

Officer compensation	$156,000	$195,000
Consulting	$-	$111,774
Transfer Agent	$6,356	$6,953
Edgar filing fees	$4,477	$-
Legal	$27,217	$5,000
Accounting	$8,164	$1,500
OTC Filing Fees	$11,500	$-
Office Expense	$746	$14
Professional Fees	$-	$16,008
Total operating expenses	$214,460	$336,249

The $121,789 decrease in our operating costs for the year ended February 28, 2015 compared to the year ended February 28, 2014, was mainly due to the decreases in consulting services ($111,774) and officer compensation ($39,000) which were partially offset by increases in Edgar and OTC filing fees ($15,977) and professional fees and other expenses ($13,008).

53

Plan of Operation

Our cash balance is $4,998 as of November 30, 2015. We believe our cash balance is not sufficient to fund our limited levels of operations for any period of time. We have been utilizing personal funds to fund operations. Li Yan, our Chief Executive Officer and director, has informally agreed to advance funds to allow us to pay for offering costs, filing fees, and professional fees. Li Yan, however, has no formal commitment, arrangement or legal obligation to advance or loan funds to the Company. In order to achieve our business plan goals, we will need the funding from this Offering and substantial additional funding.

We believe that we will be able to raise enough money through this Offering to further our business operations, but we cannot guarantee that completion of this Offering will allow us to stay in business after doing so. If we are unable to successfully generate revenues we may quickly use up the proceeds from this Offering and will need to find alternative funding sources. At the present time, we have not made any arrangements to raise additional funds other than through this Offering.

If we need additional cash and cannot raise it, our operations may not progress as intended, or may cease entirely. If we raise the maximum amount of $2,700,000 from this Offering, we expect that it will last a maximum of twelve months without additional funding. If we only raise the amount of $500,000 from this Offering, we will need to raise additional funds within the next six months to meet the expenditures required for our intended operations. Our specific goal upon completion of this Offering is to commence our North American rollout, pay for back payroll, pay legal and accounting costs and fees, develop our website and establish our offices, as follows:

1.	Stock our existing warehouse office in Los Angeles
2.	Commence marketing and website development
3.	Open a warehouse in Vancouver
4.	Establish a distribution system
5.	Staffing of the offices including sales and marketing team

Off-Balance Sheet Arrangements

The Company has no off-balance sheet arrangements that have, or are reasonably likely to have, a current or future effect on the Registrant's financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources that is material to investors.

Critical Accounting Policies

Management's Discussion and Analysis of Financial Condition and Results of Operations discuss our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosures of contingent assets and liabilities. On an on-going basis, management evaluates its estimates and judgments, including those related to revenue recognition, allowance for doubtful accounts and property and equipment valuation. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions and conditions.

54

Management does not expect any financial statement impact from any recently issued pronouncements.

Changes in and Disagreements with Accountants

None.

Quantitative and Qualitative Disclosures about Market Risk

We are a smaller reporting company as defined by Rule 229.10(f)(1) and are not required to provide the information required by this item.

Directors and Executive Officers

Our executive officers and directors and their respective ages as of the date of this prospectus are as follows:

Name	Age	Position
Ms. Yan Li	49	President, Director
Robert Ireland	52	Secretary, Treasurer

The director will serve as director until our next annual shareholder meeting or until a successor is elected who accepts the position. Directors are elected for one-year terms. Officers hold their positions at the will of the Board of Directors, absent any employment agreement. There are no arrangements, agreements or understandings between non-management shareholders and management under which non-management shareholders may directly or indirectly participate in or influence the management of the Company's affairs.

Ms. Yan Li, President and Director

Ms. Yan Li, age 49, is a permanent resident of Canada and has lived in Vancouver since 2008. Prior to living in Vancouver Ms. Li lived in Shanghai China. Ms. Li manages and is a member of the board of directors of several companies, including: Jubilant Flame International Ltd from 2008 to date; Jiu Feng Investment Management Shanghai Ltd from 2000 to date; Shanghai Xiu Ling Hanhe Landscaping Engineering Ltd from 1999 to date; Biomark China Inc from 2008 to date; and JF-NAIC from 2012 to date. Her companies employ thousands of employees worldwide. Ms. Li holds a degree in finance and bank management from the Shanghai University of Finance and Economics.

55

Robert Ireland, Secretary and Treasurer

Robert Ireland age 52, is a resident of Canada, and was a prior CEO of Next Alternative Inc. from 2008 to 2014 and was a prior CEO of Virtual Wave Inc. Mr. Ireland has served on several boards including Next Alternative Inc, Satelinx Inc, RoadStar GPS, and Virtual Wave Inc. Mr. Ireland has over 20 years of experience being a member of a Board of Directors for both public and private companies. His experience in this area of Internet and Web development comes from his company Virtual Wave Inc. which initially was an internet provider in the early years of the Internet and later developed several GPS applications for military, police etc., all web oriented. Mr. Ireland was Chairman and CEO of Virtual Wave Inc. and in 2005 had 42 offices in 39 countries with over 5000 employees. Mr. Ireland's background is in law and computer science. He studied at the University of British Columbia and Carleton University. Mr. Ireland still holds an office at Carleton University. From 1985 to 1995 Mr. Ireland served as an adjudicator for the Province of Ontario and when he stepped down in 1995 he was a Senior Adjudicator for the province. He then started teaching at Carleton University and started Virtual Wave Inc.

To the best of our knowledge, none of our directors or executive officers, during the past ten years, has been involved in any legal proceeding of the type required to be disclosed under applicable SEC rules, including:

1.

Any petition under the Federal bankruptcy laws or any state insolvency law being filed by or against, or a receiver, fiscal agent or similar officer being appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

2.	Conviction in a criminal proceeding, or being a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.

Being the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

i.

Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

ii.	Engaging in any type of business practice; or

iii.	Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

56

4.

Being the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (3)(i) of this section, or to be associated with persons engaged in any such activity;

5.

Being found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

6.

Being found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

7.

Being the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

i.	Any Federal or State securities or commodities law or regulation; or

ii.

Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

iii.	Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

8.

Being the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

57

Executive Compensation

Compensation of Officers

The following summary compensation table sets forth information concerning compensation for services rendered in all capacities during 2015 and 2014 awarded to, earned by or paid to our executive officers.

Summary Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
							Change in
							Pension
							Value &
							Non-quali-
						Non-Equity	fied
						Incentive	Deferred	All
						Plan	Compen-	Other
Name and				Stock	Option	Compen-	sation	Compen-
Principal		Salary	Bonus	Awards	Awards	sation	Earnings	sation	Totals
Position [1]	Year	($)	($)	($)	($)	(S)	($)	($)	($)

Yan Li	2015	78,000	0	0	0	0	0	0	78,000
President	2014	78,000	0	0	0	0	0	0	78,000

Robert Ireland	2015	78,000	0	0	0	0	0	0	78,000
Secretary, Treasurer	2014	78,000	0	0	0	0	0	0	78,000

Retirement, Resignation or Termination Plans

We sponsor no plan, whether written or verbal, that would provide compensation or benefits of any type to an executive upon retirement, or any plan that would provide payment for retirement, resignation, or termination as a result of a change in control of our company or as a result of a change in the responsibilities of an executive following a change in control of our company.

Directors' Compensation

The persons who served as members of our board of directors, including executive officers did not receive any compensation for services as director for 2015 and 2014.

Option Exercises and Stock Vested

There were no options issued, outstanding, exercised or vested during the years ended February 28, 2015 and February 28, 2014.

58

Pension Benefits and Nonqualified Deferred Compensation

The Company does not maintain any qualified retirement plans or non-nonqualified deferred compensation plans for its employees or directors.

Compensation Committee Interlocks and Insider Participation

The Company's Board of Directors does not have a compensation committee, and no member of the Company's Board of Directors has performed functions equivalent to a compensation committee.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the ownership, as of February 28, 2015 of our common stock by each of our directors, and by all executive officers and directors as a group, and by each person known to us who is the beneficial owner of more than 5% of any class of our securities. A person is deemed a beneficial owner if that person has the right to acquire beneficial ownership of a security within 60 days. As of February 28, 2015, there are no outstanding options or warrants or securities that are convertible into shares of common stock, nor are there any other known rights of any persons to acquire beneficial ownership of our securities.

As of February 4, 2016 there were 8,678,571 common shares issued and outstanding. To the best of our knowledge, all persons named have sole voting and investment power with respect to the shares, except as otherwise noted.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class Before Offering	Percent of Class After Offering if 500,000 Shares are Sold	Percent of Class After Offering if 1,000,000 Shares are Sold	Percent of Class After Offering if 2,321,429 Shares are Sold
Common	Li Yan	2,900,000	33%	31.6%	30.0%	26.4%
Common	Robert Ireland	1,300,000	14.9%	14.2%	13.4%	11.8%
	All Officers and Directors as a Group	4,200,000	47.9%	45.8%	43.4%	38.2%

Certain Relationships and Related Transactions

Director Independence

Under NASDAQ rule 4200(a)(15), a director is not considered to be independent if he or she is also an executive officer or employee of the corporation. Our president, Ms. Yan Li, is also our director. As a result, we do not have any independent directors.

59

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the various costs and expenses in connection with the sale and distribution of the Common Stock being registered. All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Cost to Company
Printing and Edgar related expenses	$2,500
Legal fees and expenses	$15,000
Accounting / Auditing fees and expenses	$2,500
Transfer agent	$3,000
Miscellaneous	$2,000

Total	$25,000

Additional Information

We have filed with the Commission a registration statement on Form S-1 under the 1933 Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the securities offered by this prospectus, reference is made to the registration statement.

Incorporation of Certain Information by Reference.

I. The Registrant specifically incorporates by reference the following documents into this prospectus:

1.	The registrant's latest annual report on Form 10-K for the fiscal year ended February 28, 2015, filed with the Commission on 6/05/2015;

2.	The Registrant's quarterly reports on Form 10-Q for the periods ended May 31, 2015, and August 31, 2015, filed with the Commission on 7/14/2015 and 10/02/2015 respectfully;

3.	The Registrant's quarterly report on Form 10-Q/A for the period ended August 31, 2015, filed with the Commission on 1/28/2016;

4.	The Registrant's current reports on Form 8-K filed with the Commission on 6/23/2015, 11/20/2015, 12/15/2015, and 12/17/2015.

60

II. The Registrant will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference in the prospectus contained in the registration statement but not delivered with the prospectus:

(i)	the Registrant will provide these reports or documents upon written or oral request;

(ii)	the Registrant will provide these reports or documents at no cost to the requester;

(iii)	The request for these reports or documents must be made to the Registrant's counsel as follows: Befumo & Schaeffer PLLC, PO Box 65873, Washington DC 20035, 718-737-8657, andrew@befumolaw.com; and

(iv)	the reports and other documents incorporated by reference into this prospectus may be accessed from the Registrant's Web site at: www.jubilantflame.com

III. The Registrant files annual, quarterly and periodic reports, proxy and information statements with the SEC. The registration statement of which this Prospectus forms a part, and other information regarding the Registrant may be read and copied at the Commission's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at: 1-800-SEC-0330. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

Indemnification of Officers and Directors

Under our Articles of Incorporation and Bylaws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his/her position, if he/she acted in good faith and in a manner he/she reasonably believed to be in our best interest. We may advance funds for expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he/she is to be indemnified, we must indemnify him/her against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Disclosure of Commission Position of Indemnification for Securities Act Liabilities

We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel, that the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of the appropriate jurisdiction. We will then be governed by the final adjudication of such issue.

61

JUBILANT FLAME ITERNATIONAL, LTD

(formerly Jiu Feng Investment Hong Kong Ltd)

Condensed Balance Sheets

(Unaudited)

	November 30, 2015	February 28, 2015

ASSETS

Current assets
Cash	$4,998	$4,998
Total current assets	4,998	4,998

Other assets
Deferred financing fees	419,642	—
Total other assets	419,642	—

Total Assets	$424,640	$4,998

LIABILITIES & STOCKHOLDERS' DEFICIT

Current liabilities
Accounts payable and accrued liabilities	$3,672	$—
Accrued officer compensation	468,000	$351,000
Loan payable - related party	215,070	153,528
Total current liabilities	686,742	504,528

Total Liabilities	686,742	504,528

Stockholders' Deficit
Common stock, $0.001 par value per share 75,000,000 shares authorized; 8,678,571 and 8,500,000 shares issued and outstanding	8,679	8,500
Additional paid in capital	817,949	398,486
Accumulated deficit	(1,088,730)	(906,516)
Total Stockholders' Deficit	(262,102)	(499,530)

Total Liabilities and Stockholders' Deficit	$424,640	$4,998

The accompanying notes are an integral part of the condensed unaudited financial statements.

F-1

JUBILANT FLAME ITERNATIONAL, LTD

(formerly Jiu Feng Investment Hong Kong Ltd)

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended November 30, 2015	Three Months Ended November 30, 2014	Nine Months Ended November 30, 2015	Nine Months Ended November 30, 2014

Revenues - net	$—	$—	$—	$—
Cost of revenues	—	—	—	—
Gross profit	—	—	—	—

Operating Expenses:
Amortization and depreciation	—	—
General and administrative	75,104	53,131	182,214	163,516
Total operating expenses	75,104	53,131	182,214	163,516

Income (loss) from operations	(75,104)	(53,131)	(182,214)	(163,516)

Other income (expense):
Interest income	—	—	—	2
Other income (expense) net	—	—	—	2

Income (loss) from continuing operations before provision for income taxes	(75,104)	(53,131)	(182,214)	(163,514)

Provision for income tax:	—	—	—	—

Net income (loss)	$(75,104)	$(53,131)	$(182,214)	$(163,514)

Net income (loss) per share
(Basic and fully diluted)
Total operations	$(0.01)	$(0.01)	$(0.02)	$(0.02)

Weighted average number of common shares outstanding	8,678,571	8,500,000	8,607,534	8,500,000

The accompanying notes are an integral part of the condensed unaudited financial statements.

F-2

JUBILANT FLAME INTERNATIONAL, LTD

(formerly Jiu Feng Investment Hong Kong Ltd)

Statements of Changes in Stockholders' Deficit

(Unaudited)

	Common Stock
		Amount	Paid in	Retained	Stockholders'
	Shares	($0.001 Par)	Capital	(Deficit)	(Deficit)

Balances at February 29, 2014	8,500,000	8,500	398,486	(662,068)	(255,082)

Net loss for the year	—	—	—	(244,448)	(244,448)
Balances at February 28, 2015	8,500,000	8,500	398,486	(906,516)	(499,530)

Shares issued for Equity Purchase agreement	178,571	179	419,463		419,642

Net loss for the period				(182,214)	(182,214)

Balances at November 30, 2015	8,678,571	$8,679	$817,949	$(1,088,730)	$(262,102)

The accompanying notes are an integral part of the condensed unaudited financial statements

F-3

JUBILANT FLAME INTERNATIONAL, LTD

(formerly Jiu Feng Investment Hong Kong Ltd)

Condensed Statements of Cash Flows

(Unaudited)

	Nine Months Ended November 30, 2015	Nine Months Ended November 30, 2014

Cash Flows From Operating Activities:
Net income (loss)	$(182,214)	$(160,306)

Adjustments to reconcile net (loss) to net cash (used in) operating activities
	—	—
Changes in Current Assets and Liabilities-
Accounts payable and accrued liabilities	3,672	(1,461)
Accrued officer's compensation	117,000	117,000
Net cash provided by (used for) operating activities	(61,542)	(44,767)

Cash Flows From Investing Activities:
	—	—
Net cash provided by (used for) investing activities	—	—

Cash Flows From Financing Activities:
Loan payable - related party	61,542	44,769
Net cash provided by (used for) financing activities	61,542	44,769

Net Increase (Decrease) In Cash	—	2

Cash At The Beginning Of The Period	4,998	4,986

Cash At The End Of The Period	$4,998	$4,988

Schedule of Non-Cash Investing and Financing Activities

Common stock issued pursuant to Equity Purchase Agreement 178,571 common shares valued at $2.35 per share	$419,642	$—

Supplemental Disclosure

Cash paid for interest	$—	$—
Cash paid for income taxes	$—	$—

The accompanying notes are an integral part of the condensed unaudited financial statements.

F-4

JUBILANT FLAME INTERNATIONAL, LTD

(FORMERLY JIU FENG INVESTMENT HONG KONG LTD.)

NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED NOVEMBER 30, 2015 AND 2014

NOTE 1 – ORGANIZATION AND OPERATIONS

Jubilant Flame International, Ltd. (the "Company"), was formed on September 29, 2009 under the name Liberty Vision, Inc. The Company provided web development and marketing services for clients. On December 5, 2012 the Company disposed of its subsidiary corporation to a shareholder for a nominal sum, as well as other management operations.

On December 16, 2012, the Company changed its name to Jiu Feng Investment Hong Kong Ltd.

On July 24, 2013, the Company changed its business sector to the medical sector.

On September 30, 2013, the Company entered into a world-wide five year licensing agreement with BioMark Technologies (Asia) Limited ("BioMark") whereby the Company is licensed to sell, market and, or, distribute certain products pertaining to the health care industry; and to conduct research and development of BioMark's cancer detection scanning technology. The Company's president, Ms. Yan Li is also president of, and exercises control over, BioMark.

On August 18, 2015, the Company changed its name to Jubilant Flame International, Ltd.

On November 16, 2015, the Company entered into the cosmetic sector by entering into a Distribution / License Agreement with Rubyfield Holdings LTD ("Rubyfield"), a company organized under the laws of Hong Kong, whereby the Company is Rubyfield's exclusive independent authorized Master Distributor for all of North America for certain products pertaining to the cosmetics industry. The Company's president, Ms. Yan Li, is also president of, and exercises control over Rubyfield.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The Company's financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S.GAAP").

Interim Financial Information.

Interim financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC") as promulgated in Item 210 of Regulation S-X. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America ("US GAAP") have been condensed or omitted pursuant to such SEC rules and regulations. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of financial position as of November 30, 2015, results of operations, changes in stockholders' equity (deficit) and cash flows for the three and nine month periods ended November 30, 2015 and 2014, as applicable, have been made. The results for these interim periods are not necessarily indicative of the results for the entire year. The accompanying financial statements should be read in conjunction with the financial statements and the notes thereto included in the Company's Form 10-K filed on June 5, 2015.

F-5

Deferred Financing Costs

Offering costs with respect to the issuance of common stock, warrants or options by the Company are initially deferred and ultimately offset against the proceeds from these equity transactions if successful or expensed if the proposed equity transactions are unsuccessful. The Company expects to close an equity transactrion offsetting these financing costs within 90 days, and therefore such costs are capitalized.

NOTE 3 – GOING CONCERN

The financial statements have been prepared on a going concern basis which assumes the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. As at November 30, 2015 the Company had current assets, comprised of cash, of $4,998 and current liabilities of $686,742 resulting in a working capital deficit of $681,744. The Company currently has no profitable trading activities and has an accumulated deficit of $1,088,730 as at November 30, 2015. This raises substantial doubt about the Company's ability to continue as a going concern.

The Company may raise additional capital through the sale of its equity securities, through an offering of debt securities, or through borrowings from financial institutions or related parties. By doing so, the Company hopes to generate sufficient capital to execute its new business plan in the medical and cosmetics sector on an ongoing basis. Management believes that actions presently being taken to obtain additional funding provide the opportunity for the Company to continue as a going concern. There is no guarantee the Company will be successful in achieving these objectives.

NOTE 4 – RELATED PARTY TRANSACTIONS

In support of the Company's efforts and cash requirements, it must rely on advances from related parties until such time that the Company can support its operations or attains adequate financing through sales of its equity or traditional debt financing. There is no formal written commitment for continued support by shareholders. The advances are considered temporary in nature and have not been formalized by a promissory note.

As at November 30, 2015, the Company had a $215,070 loan outstanding with a shareholder of the Company. This compares with the outstanding balance of $153,528 at the fiscal year end of February 28, 2015. The loan is non-interest bearing, due upon demand and unsecured.

NOTE 5 – INCOME TAX

Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. Deferred income taxes arise from the temporary differences between financial statement and income tax recognition of net operating losses. These loss carryovers are limited under the Internal Revenue Code should a significant change in ownership occur.

At November 30, 2015 the Company had net operating loss carryforwards of approximately $580,697 which begin to expire in 2034. The deferred tax asset of $197,437 created by the net operating loss has been offset by a 100% valuation allowance. The change in valuation allowance as of the quarter ended November 30, 2015 was approximately $25,535.

F-6

NOTE 6 – ACCRUED OFFICER COMPENSATION

On April 17, 2013 the Company entered into Employment Agreements with its president, Ms. Yan Li and its secretary and treasurer, Mr. Robert Ireland. Ms. Li's agreement is retroactively effective as of December 4, 2012, for a term of 36 months (measured from December 4, 2012). Pursuant to the agreement, Ms. Li shall receive an annual salary of $78,000 and shall act as the Company's Chief Executive Officer.

Mr. Ireland's agreement is retroactively effective as of December 4, 2012, for a term of 36 months (measured from December 4, 2012). Pursuant to the agreement Mr. Ireland shall receive an annual salary of $78,000 and shall act as the Company's Secretary and Treasurer.

As at November 30, 2015, a total of $468,000 had been accrued as compensation payable to Ms. Li and Mr. Ireland.

NOTE 7 – STOCKHOLDERS' DEFICIT

The Company has authorized share capital of 75,000,000 shares of common stock authorized with a par value of $0.001 per share.

Effective June 18, 2015 the Company issued 178,571 common shares pursuant to the terms of an Equity Purchase Agreement entered into with Premier Venture, a California limited liability company.

Pursuant to the terms of the Equity Purchase Agreement, Premier Venture committed to purchase up to $5,000,000 of our common stock during the Open Period. From time to time during the Open Period, we may deliver a put notice (the "Put Notice") to Premier Venture which states the dollar amount that we intend to sell to Premier Venture on a date specified in the Put Notice. The maximum investment amount per notice shall not exceed the lesser of (i) 200% of the average daily trading volume of our common stock on the five trading days prior to the day the Put Notice is received by Premier Venture and (ii) 110% of any previous put amount during the maximum thirty-six (36) month period (however the amount for the preceding (ii) shall never be less than 75,000 shares). The total purchase price to be paid, in connection with each Put Notice, by shall be calculated at The Purchase Price for the Securities for each Put shall be the Put Amount multiplied by seventy percent (70%) of the lowest individual daily volume weighted average price ("VWAP") of the common stock during the five (5) consecutive trading days immediately after the applicable date of the Put Notice, less six hundred dollars ($600.00).

In consideration of the execution and delivery of the Equity Purchase Agreement by Premier Venture, we issued Premier Venture 178,571 shares of our common stock. We value these shares of stock at $2.35 per share based on the quoted market price of shares of common stock on the date we entered into the Equity Purchase Agreement.

Total shares issued and outstanding as at November 30, 2015 were 8,678,571.

NOTE 8 – RESTATEMENT

The Company identified an error in these financial statements while in the course of preparing the financial statements for the subsequent quarter ended November 30, 2015. The error identified related to the actual date of issuance of the shares of common stock associated with the Equity Purchase Agreement referenced is Note 7. The event was not previously accounted for in the current quarter statements.

F-7

The error had no effect on the Net loss per share as the transaction was related to balance sheet accounts only. The effect of the error with respect to the balance sheet accounts was to increase the Other asset "Deferred financing costs" in the amount of $419,642 and to increase the "Common stock in the amount of $179 and an additional $419,463 of "Additional paid in capital".

The net effect of the error and its restatement is set forth as follows:

	As	Net	As
	Reported	Change	Restated
Deferred financing fees	$-	$419,642	$419,642

Common stock	$8,500	$179	$8,679

Additional paid in capital	$398,486	$419,463	$817,949

Common stock shares issued	8,500,000	178,571	8,678,571

We expect to realize the benefit of the deferred financing costs in the near term and will continue to evaluate it for amortization as debt discount over the term of any debt funding if successful or expensed if the proposed equity or debt transaction is unsuccessful.

NOTE 9 – SUBSEQUENT EVENTS

In accordance with ASC 855-10, "Subsequent Events", the Company has analyzed its operations subsequent to November 30, 2015 to the date these financial statements were filed with the Securities and Exchange Commission and has determined it has no material subsequent events to disclose in these financial statements.

F-8

Board of Directors

Jubilant Flame International, Ltd

(formerly Jiu Feng Investment Hong Kong Ltd.)

2293 Hong Qiao Road

Shanghai, China, 200336

We have audited the accompanying balance sheets of Jubilant Flame International, Ltd (formerly Jiu Feng Investment Hong Kong Ltd.) as of February 28, 2015 and 2014 and the related statement of operations, changes in stockholders' deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Jubilant Flame International, Ltd (formerly Jiu Feng Investment Hong Kong Ltd.) as of February 28, 2015 and 2014, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements the Company has suffered losses from operations and currently does not have sufficient available funding to fully implement its business plan. These factors raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Cutler & Co., LLC

Wheat Ridge, Colorado

June 5, 2015

9605 West 49thAve. Suite 200 Wheat Ridge, Colorado 80033 ~ Phone 303-968-3281 ~ Fax 303-456-7488 ~ www.cutlercpas.com

F-9

JUBILANT FLAME INTERNATIONAL, LTD
(formerly Jiu Feng Investment Hong Kong Ltd)
Balance Sheets

	February 28,	February 28,
	2015	2014

ASSETS

Current assets
Cash	$4,998	$4,986
Total current assets	4,998	4,986

Other assets
Deferred financing costs	-	30,000

Total Assets	$4,998	$34,986

LIABILITIES & STOCKHOLDERS' DEFICIT

Current liabilities
Accounts payable and accrued liabilities	$-	$1,461
Accrued officer compensation	351,000	195,000
Loan payable - related party	153,528	93,607
Total current liabilities	504,528	290,068

Total Liabilities	504,528	290,068

Stockholders' Deficit
Common stock, $0.001 par value per share 75,000,000 shares authorized; 8,500,000 shares issued and outstanding	8,500	8,500
Additional paid in capital	398,486	398,486
Retained deficit	(906,516)	(662,068)
Total Stockholders' Deficit	(499,530)	(255,082)

Total Liabilities and Stockholders' Deficit	$4,998	$34,986

The accompanying notes are an integral part of these audited financial statements.

F-10

JUBILANT FLAME INTERNATIONAL, LTD
(formerly Jiu Feng Investment Hong Kong Ltd)
Statements of Operations

	Year Ended	Year Ended
	February 28,	February 28,
	2015	2014

Revenues - net	$-	$-

Operating Expenses:
General and administrative	214,460	336,249
Write off of deferred financing costs	30,000	-
Total operating expenses	244,460	336,249

Loss from operations	(244,460)	(336,249)

Other income (expense)
Interest and dividend income	12	-
Other income (expense) net	12	-

Loss before provision for income taxes	(244,448)	(336,249)

Provision for income tax:	-	-

Net Loss	$(244,448)	$(336,249)

Net income (loss) per share
(Basic and fully diluted)	$(0.03)	$(0.04)

Weighted average number of common shares outstanding:
(Basic and fully diluted)	8,500,000	7,538,356

The accompanying notes are an integral part of these audited financial statements.

F-11

JUBILANT FLAME INTERNATIONAL, LTD
(formerly Jiu Feng Investment Hong Kong Ltd)
Statements of Changes in Stockholders' Deficit

	Common Stock			Accumulated
	Shares	Amount $ (0.001 Par)	Paid in Capital	Retained (Deficit)	Stockholders' (Deficit)

Balances at February 28, 2013	6,500,000	$6,500	$300,486	$(325,819)	$(18,833)

Compensatory stock issuances at $0.05 per share	2,000,000	2,000	98,000	-	100,000

Net loss for the year	-	-	-	(336,249)	(336,249)

Balances at February 28, 2014	8,500,000	8,500	398,486	(662,068)	(255,082)

Net loss for the year	-	-	-	(244,448)	(244,448)

Balances at February 28, 2015	8,500,000	$8,500	$398,486	$(906,516)	$(499,530)

The accompanying notes are an integral part of these audited financial statements.

F-12

JUBILANT FLAME INTERNATIONAL, LTD
(formerly Jiu Feng Investment Hong Kong Ltd)
Statements of Cash Flows

	Year Ended	Year Ended
	February 28,	February 28,
	2015	2014

Cash Flows From Operating Activities:
Net (loss)	$(244,448)	$(336,249)

Adjustments to reconcile net (loss) to net cash (used in) operating activities
Shares of common stock issued for services	-	75,000
Write off of deferred financing costs	30,000	-
Changes in Current Assets and Liabilities
Accounts payable	(1,461)	-
Accrued officers' compensation	156,000	195,000
Net cash provided by (used for) operating activities	(59,909)	(66,249)

Cash Flows From Investing Activities:	-	-
Net cash provided by (used for) investing activities	-	-

Cash Flows From Financing Activities:
Loan payable - related party	59,921	71,235
Deferred financing costs	-	(5,000)
Net cash provided by (used for) financing activities	59,921	66,235

Net Increase (Decrease) In Cash	12	(14)

Cash At The Beginning Of The Period	4,986	5,000

Cash At The End Of The Period	$4,998	$4,986

Schedule of Non-Cash Investing and Financing Activities

500,000 shares of common stock issued as deferred financing costs	$-	$25,000

Supplemental Disclosure

Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

The accompanying notes are an integral part of these audited financial statements.

F-13

JUBILANT FLAME INTERNATIONAL, LTD

(FORMERLY JIU FENG INVESTMENT HONG KONG LTD.)

NOTES TO AUDITED FINANCIAL STATEMENTS

FOR THE TWELVE MONTHS ENDED FEBRUARY 28, 2015 AND 2014

NOTE 1 – ORGANIZATION AND OPERATIONS

JUBILANT Fame International, Ltd (the "Company") was formed on September 29, 2009 under the name Liberty Vision, Inc. The Company provided web development and marketing services for clients. On December 5, 2012 the Company disposed of its subsidiary corporation to a shareholder for a nominal sum, as well as other management operations. On December 16, 2012, the Company changed its name to Jiu Feng Investment Hong Kong, Inc. On July 24, 2013, the Company changed its business sector to the medical sector. On September 30, 2013, the Company entered into a world-wide five year licensing agreement with BioMark Technologies (Asia) Limited ("BioMark") whereby the Company is licensed to sell, market, and, or, distribute certain products pertaining to the health care industry; and to conduct research and development of BioMark's cancer detection scanning technology. On May 18, 2015 the Company changed its name to Jubilant Flame International, Ltd.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The Company's financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S.GAAP").

Use of estimates and assumptions

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Management bases its estimates on historical experience and on various assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.

The Company's significant estimates include income taxes provision and valuation allowance of deferred tax assets; the fair value of financial instruments; the carrying value and recoverability of long-lived assets, including the values assigned to and estimated useful lives of office equipment; and the assumption that the company will continue as a going concern. Those significant accounting estimates or assumptions bear the risk of change due to the fact that there are uncertainties attached to those estimates or assumptions, and certain estimates or assumptions are difficult to measure or value.

Management regularly reviews its estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such reviews, and if deemed appropriate, those estimates are adjusted accordingly. Actual results could differ from those estimates.

F-14

Fiscal year end

The Company elected February 28 as its fiscal year end date.

Cash and cash equivalents

The Company considers all highly liquid investments with a maturity of three months or less to be cash and cash equivalents.

Deferred Financing Costs

Costs with respect to issue of common stock, warrants, stock options or debt instruments by the Company are initially deferred and ultimately offset against the proceeds from such equity transactions or amortized as debt discount over the term of any debt funding if successful or expensed if the proposed equity or debt transaction is unsuccessful.

During the twelve months ended February 28, 2014, the Company paid cash in the amount of $5,000 and issued 500,000 shares of common stock valued at $25,000 as compensation for the preparation of a form S-1 to be filed when completed.

Effective February 28, 2015, while it is still the Company's intention to complete an S-1 financing, it was determined that much of the work performed in respect of these deferred financing costs was now out of date and would need to be substantially updated. Accordingly the Company has fully written off these deferred financing costs effective February 28, 2015.

Fair value of financial instruments

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and has adopted paragraph 820-10-35-37 of the FASB Accounting Standards Codification ("Paragraph 820-10-35-37") to measure the fair value of its financial instruments. Paragraph 820-10-35-37 of the FASB Accounting Standards Codification establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, paragraph 820-1-35-37 of the FASB Accounting Standards Codification establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by paragraph 820-10-35-37 of the FASB Accounting Standards Codification are described below:

Level 1 Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2 Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3 Pricing inputs that are generally observable inputs and not corroborated by market data.

F-15

The carrying amounts of the Company's financial assets and liabilities, such as cash, deferred financing costs, accounts payable and accrued expenses and loan payable – related party approximate their fair values because of the short maturity of these instruments.

Carrying Value, Recoverability and Impairment of Long-Lived Assets

The Company has adopted paragraph 360-10-35-17 of the FASB Accounting Standards Codification for its long-lived assets. The Company's long-lived assets, which include office equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

The Company assesses the recoverability of its long-lived assets by comparing the projected undiscounted net cash flows associated with the related long-lived asset or group of long-lived assets over their remaining estimated useful lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets. Fair value is generally determined using the asset's expected future discounted cash flows or market value, if readily determinable. If long-lived assets are determined to be recoverable, but the newly determined remaining estimated useful lives are shorter than originally estimated, the net book values of the long-lived assets are depreciated over the newly determined remaining estimated useful lives.

The Company considers the following to be some examples of important indicators that may trigger an impairment review: (i) significant under-performance or losses of assets relative to expected historical or projected future operating results; (ii) significant changes in the manner or use of assets or in the Company's overall business strategy; (iii) significant negative industry or economic trends; (iv) increased competitive pressures; (v) a significant decline in the Company's stock price for a sustained period of time; and (vi) regulatory changes. The Company evaluates acquired assets for potential impairment indicators at least annually and more frequently upon the occurrence of such events.

The impairment charges, if any, are included in operating expense in the accompanying statements of income and comprehensive income (loss).

Commitments and contingencies

The Company follows subtopic 450-20 of the FASB Accounting Standards Codification to report accounting for contingencies. Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

Revenue Recognition

The Company applies paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition. The Company recognizes revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the product has been shipped or the services have been rendered to the customer; (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured.

F-16

Foreign currency transactions

The Company applies the guidelines as set out in Section 830-20-35 of the FASB Accounting Standards Codification ("Section 830-20-35") for foreign currency transactions. Pursuant to Section 830-20-35 of the FASB Accounting Standards Codification, foreign currency transactions are transactions denominated in currencies other than U.SSS> Dollar, the Company's reporting currency. Foreign currency transactions may produce receivables or payables that are fixed in terms of the amount of foreign currency that will be received or paid. A change in exchange rates between the reporting currency and the currency in which a transaction is denominated increases or decreases the expected amount of reporting currency cash flows is a foreign currency transaction gain or loss that generally shall be included in determining net income for the period in which the exchange rate changes. Likewise, a transaction gain or loss (measured from the transaction date or the most recent intervening balance sheet date, whichever is later) realized upon settlement of a foreign currency transaction generally shall be included in determining net income for the period in which the transaction is settled. The exceptions to this requirement for inclusion in net income of transaction gains and losses pertain to certain intercompany transactions and to transactions that are designated as, and effective as, economic hedges of net investments and foreign currency commitments. Pursuant to Section 830-20-25 of the FASB Accounting Standards Codification, the following shall apply to all foreign currency transactions of an enterprise and its investees: (a) at the date the transaction is recognized, each asset, liability, revenue, expense, gain or loss arising from the transaction shall be measured and recorded in the functional currency of the recording entity by use of the exchange rate in effect at that date as defined in Section 830-10-20 of the FASB Accounting Standards Codification; and (b) at each balance sheet date, recorded balances that are denominated in currencies other than the functional currency or reporting currency of the recording entity shall be adjusted to reflect the current exchange rate.

All of the Company's operations are carried out in U.S. Dollars. The Company uses the U.S. Dollar as its reporting currency as well as its functional currency.

Income taxes

The Company accounts for income taxes pursuant to ASC 740. Under ASC 740 deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax asset will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Net income (loss) per common share

Net income (loss) per common share is computed pursuant to section 2660-10-45 of the FASB Accounting Standards Codification. Basic net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. Diluted net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock and potentially outstanding shares of common stock during the period. There were no potentially dilutive shares issued or outstanding during the years ended February 28, 2015 and February 28, 2014.

Advertising Costs

The Company's policy regarding advertising is to expense advertising when incurred. The Company incurred advertising expense of $0 during the years ended February 28, 2015 and 2014.

F-17

NOTE 3 – GOING CONCERN

The financial statements have been prepared on a going concern basis which assumes the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. As at February 28, 2015 the Company had current assets, comprising of cash, of $4,998 and current liabilities of $504,528 resulting in a working capital deficit of $499,530. The Company currently has no profitable trading activities and has an accumulated deficit of $906,516 as at February 28, 2015. This raises substantial doubt about the Company's ability to continue as a going concern.

The Company may raise additional capital through the sale of its equity securities, through an offering of debt securities, or through borrowings from financial institutions or related parties. By doing so, the Company hopes to generate sufficient capital to execute its new business plan in the medical sector on an ongoing basis. Management believes that actions presently being taken to obtain additional funding provide the opportunity for the Company to continue as a going concern. There is no guarantee the Company will be successful in achieving these objectives.

NOTE 4 – RELATED PARTY TRANSACTIONS

In support of the Company's efforts and cash requirements, it may rely on advances from related parties until such time that the Company can support its operations or attains adequate financing through sales of its equity or traditional debt financing. There is no formal written commitment for continued support by shareholders. The advances are considered temporary in nature and have not been formalized by a promissory note.

As of February 28, 2015, the Company had a $153,528 loan outstanding with a shareholder of the Company. The loan is non-interest bearing, due upon demand and unsecured.

NOTE 5 – INCOME TAX

Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. Deferred income taxes arise from the temporary differences between financial statement and income tax recognition of net operating losses. These loss carryovers are limited under the Internal Revenue Code should a significant change in ownership occur.

At February 28, 2015 the Company had net operating loss carryforwards of approximately $397,000 which expire in 2034. The deferred tax asset of $60,000 created by the net operating loss has been offset by a 100% valuation allowance. The change in valuation allowance in 2015 was approximately $11,000.

 NOTE 6 – ACCRUED OFFICER COMPENSATION

On April 17, 2013 the Company entered into Employment Agreements with its president, Ms. Yan Li and its secretary and treasurer, Mr. Robert Ireland. Ms. Li's agreement is retroactively effective as of December 4, 2012, for a term of 36 months (measured from December 4, 2013). Pursuant to the agreement, Ms. Li shall receive an annual salary of $78,000 and shall act as the Company's Chief Executive Officer.

Mr. Ireland's agreement is retroactively effective as of December 4, 2012, for a term of 36 months (measured from December 4, 2012). Pursuant to the agreement Mr. Ireland shall receive an annual salary of $78,000 and shall act as the Company's Secretary and Treasurer.

As at February 28, 2015, a total of $351,000 had been accrued as compensation payable to Ms. Li and Mr. Ireland.

F-18

NOTE 7 – COMMON STOCK

The Company has 75,000,000 shares of common stock authorized with a par value of $0.001 per share.

No shares of common stock were issued during the year ended February 28, 2015.

On August 15, 2013 the Company issued 2,000,000 shares of its common stock to unrelated parties for services rendered. The share issuance was valued at $0.05 per common share. At close of business on August 15, 2013 the stock was quoted at a price of $1.46 per share, but as there was, and is, no active trading market, management does not believe that this is a true indication of the fair value of these shares. The value assigned is based on the price at which the Company had most recently sold shares of its common stock for cash. 1,500,000 of the shares issued in the year related to consulting services and the $75,000 cost associated with them expensed in the statement of operations. 500,000 of the shares and the issued in the year related to preparation of a form S1 and the $25,000 cost associated with them has been capitalized as deferred financing costs.

Total shares outstanding as at February 28, 2015 were 8,500,000.

NOTE 8 – SUBSEQUENT EVENTS

On May 18, 2015 the Company changed its name to Jubilant Flame International, Ltd.

In accordance with ASC 855-10, "Subsequent Events", the Company has analyzed its operations subsequent to February 28, 2015 to the date these financial statements were filed with the Securities and Exchange Commission and has determined that, other than as disclosed above, it does not have any material subsequent events to disclose in these financial statements.

Recent Sales of Unregistered Securities

In consideration of the execution and delivery of the Equity Purchase Agreement by Premier Venture, we issued Premier Venture 178,571 shares of our common stock on about August 10, 2015. The shares issued to Premier Venture were issued as Restricted Securities, and pursuant to Rule 506 of Regulation D of the Securities Act of 1933.

Exhibits

The following Exhibits are filed as part of this Registration Statement, pursuant to Item 601 of Regulation S-K.

Exhibit Number	Document Description

3.1*	Articles of Incorporation

3.2*	Bylaws

4.1	Specimen Stock Certificate

5.1	Opinion of the law firm of Befumo & Schaeffer, PLLC, regarding the legality of the securities being registered.

23.1	Consent of Cutler & Co., LLC

23.2	Consent of the law firm of Befumo & Schaeffer, PLLC

__________

*Previously Filed

62

Undertakings

The undersigned Registrant hereby undertakes:

1.	To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

i.	include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.

reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in this registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration Statement; and

iii.

include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

4.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, we undertake that in a primary offering of our securities pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, we will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (Section 230.424 of this chapter);

ii.	any free writing prospectus relating to the offering prepared by or on our behalf or used or referred to by us;

iii.	the portion of any other free writing prospectus relating to the offering containing material information about us or our securities provided by or on behalf of us; and

iv.	any other communication that is an offer in the offering made by us to the purchaser.

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5.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or control person in connection with the securities being registered, we will, unless in the opinion of its counsel, that the matter has been settled by controlling precedent, submit to a court of the appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

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Signatures

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Form S-1 Registration Statement and has duly caused this Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Washington, DC, on this 9th day of March 2016.

JUBILANT FLAME INTERNATIONAL LTD.

By:	/s/ Yan Li
Yan Li
President, Director

Pursuant to the requirements of the Securities Act of 1933, this Form S-1 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Yan Li	President & Director	3/9/2016

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